Exhibit 2.1
Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.
EXECUTION VERSION
ASSET PURCHASE AND CONTRIBUTION AGREEMENT
AMONG
CALAVO GROWERS, INC.,
a California Corporation,
CALAVO SALSA LISA, LLC,
a Delaware limited liability company,
LISA’S SALSA COMPANY,
a Minnesota corporation,
AND

ELIZABETH NICHOLSON AND ERIC NICHOLSON
Dated as of February 8, 2010

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

iii

ASSET PURCHASE AND CONTRIBUTION AGREEMENT
     THIS ASSET PURCHASE AND CONTRIBUTION AGREEMENT (“Agreement”) is entered into as of February 8, 2010, and effective as set forth in Article 6, by and among Calavo Growers, Inc., a California corporation (“Calavo”), Calavo Salsa Lisa, LLC, a Delaware limited liability company (“Purchaser”), Lisa’s Salsa Company, a Minnesota corporation (“Company”) and Elizabeth Nicholson and Eric Nicholson (the “Shareholders,” and together with Company, the “Sellers”).
     WHEREAS, Company is engaged in the business of producing and distributing salsa and salsa products (the “Business”).
     WHEREAS, Company desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, the Transferred Assets (as defined below) for the consideration and on the terms set forth in this Agreement.
     WHEREAS, Calavo owns all of the outstanding equity interests of Purchaser, and the Shareholders own all of the outstanding shares of capital stock of Company.
     WHEREAS, the Boards of Directors of Calavo and Company have determined that it is in the best interests of Calavo, Purchaser and Company and their respective shareholders for Purchaser to purchase the Transferred Assets upon the terms and conditions set forth in this Agreement.
     WHEREAS, in connection with the purchase and sale of the Transferred Assets, Company desires to contribute to Purchaser, and Purchaser desires to accept from Company, a portion of the goodwill related to the Business, in exchange for 35% of the equity of the Purchaser, in a transaction intended to qualify as a tax-deferred contribution under Section 721 of the Internal Revenue Code.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions.
     “[***]” shall have the meaning set forth in Section 3.24.
     “Accounts Payable” shall mean trade payables incurred by Company prior to the Closing Date in the ordinary course of business, including but not limited to those set forth on Schedule 1.1.
     “Accounts Receivable” shall mean all accounts, notes and other receivables which relate to the Business accrued to Company prior to the Closing Date including but not limited to those set forth on Schedule 1.1.

     “Affected Employees” shall have the meaning set forth in Section 5.2.
     “Affiliate” means: (a) with respect to a person, any member of such person’s family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity. “Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).
     “Agreement” shall have the meaning set forth in the Recitals.
     “Ancillary Documents” means any agreement, certificate or other document executed on or prior to Closing in connection with this Agreement.
     “Assumed Liabilities” means any liabilities or other obligations under agreements included in the Transferred Assets and effectively assigned to Purchaser that, according to such agreements, relate solely to periods after the Closing Date (but, in each case, specifically excluding any obligation to the extent relating to or arising out of (i) any breach of such agreements occurring prior to the Closing Date or as a result of the Closing, (ii) any violation of law, breach of warranty, tort or infringement or misappropriation occurring prior to the Closing Date or as a result of the Closing; (iii) any product liability, infringement or misappropriation claims with respect to products delivered or manufactured for sale (including works-in-progress) prior to the Closing Date; or (iv) any charge, complaint, Proceeding, investigation, claim or demand relating to subsections (i), (ii) or (iii) above); provided that, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Assumed Liabilities include any Retained Liability.
     “Base Purchase Price” shall have the meaning set forth in Section 2.3.
     “Bill of Sale” shall have the meaning set forth in Section 6.2.
     “Business” shall have the meaning set forth in the Recitals.
     “Calavo” shall have the meaning set forth in the Recitals.
     “Closing” shall have the meaning set forth in Section 6.1.
     “Closing A/R Schedule” shall have the meaning set forth in Section 6.2.
     “Closing Date” means the date of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.
     “Contribution” shall have the meaning set forth in Section 2.3.
     “Common Stock” means shares of common stock of Company.

     “Company” shall have the meaning set forth in the Recitals.
     “Company’s Closing Documents” shall have the meaning set forth in Section 6.2.
     “[***]” shall have the meaning set forth in Section 6.2.
     “Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article 3.
     “Earn Out Fiscal Year” shall have the meaning set forth in Section 2.4.
     “Earn Out Payment Milestones” shall have the meaning set forth in Section 2.4.
     “Earn Out Payments” shall have the meaning set forth in Section 2.3.
     “Employment Agreement” shall have the meaning set forth in Section 5.2.
     “Environmental Law” means all federal, state, and local laws, judicial decisions, regulations, ordinances, rules, judgments, orders, and decrees, now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release of any hazardous material into the environment, the generation, handling, treatment, storage, transport or disposal of any hazardous material, or otherwise concerning pollution or the protection of the outdoor or indoor environment.
     “Excluded Assets” means (i) all stock and other ownership interests in Company, (ii) Company’s Organizational Documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating primarily to the organization, maintenance and existence of Company as a corporation or limited liability company, as applicable (provided that Purchaser shall be entitled to receive a copy of relevant documentation reasonably requested by Purchaser), (iii) all rights of Company or the Shareholders under or pursuant to this Agreement and the Disclosure Schedule, (iv) all contracts and agreements between Company and either or both Shareholders or their Affiliates, (v) any cash in excess of the Transferred Cash, (vi) the desk of Elizabeth Nicholson, (viii) all accounts, notes and other receivables of Company which relate to the Business, including the Accounts Receivable, (ix) all Insurance Policies, including any rights and claims thereunder, (ix) any bank accounts of Company (provided that the retention by Company of such bank accounts shall in no way affect Transferred Cash being considered a Transferred Asset),and (ix) all other assets, agreements and properties of Company specifically listed or described on the attached Schedule 1.1.
     “Financial Statements” shall have the meaning set forth in Section 3.10.
     “Form 8594” shall have the meaning set forth in Section 2.5.
     “GAAP” means United States generally accepted accounting principles, consistently applied.

     “Governmental Entity” means any United States government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Securities and Exchange Commission and any state securities commissions.
     “Included Products” shall have the meaning set forth in Section 2.4.
     “Indebtedness” means any and all of the following Liabilities of Company, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of Company under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) all Liabilities arising from cash/book overdrafts, (v) Liabilities under capitalized leases, (vi) all Liabilities of Company under conditional sale or other title retention agreements, (vii) all Liabilities with respect to vendor advances or any other advances made to Company, (viii) all Liabilities of Company arising from any breach of any of the foregoing, (ix) any prepayment penalties or similar Liabilities associated with the foregoing, (x) Liabilities of Company to either Shareholder or any of their Affiliates, including Promissory Note, dated January 1, 2010, payable to the Shareholders, and (x) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of Company.
     “Insurance Policies” shall have the meaning set forth in Section 3.20.
     “Intellectual Property” means all intellectual property of any type or nature of Company, including the rights of Company to the names, terms, trademarks, service marks and/or trade names [***], and any other similar or associated trademarks (whether registered or unregistered), trade names, service names, trade styles, logos and designs, and all prints and labels on which such trademarks, trade names, trade styles and service marks have appeared or appear, and all designs and general intangibles of like nature, now existing or hereafter adopted or acquired, including, without limitation, all designs, logos or word marks that incorporate, constitute or comprise the terms, in the singular or in the plural, [***]; all right, title and interest in the foregoing, all registrations and recordings of the foregoing, including all applications, registrations, and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state, or any foreign country, including any and all goodwill associated therewith (collectively, the “Trademarks”), together with the goodwill of the business in connection with which the Trademarks are used and which are symbolized by the Trademarks, along with the right to recover for damages and profits for past infringements thereof; all right, title and interest in and to all other intellectual property of any type or nature of Company, including all corporate names, trade dress, brands, domain names, including [***], logos, slogans, goodwill, copyrights, trade secrets, including any label descriptions, website descriptions, and sale sheet descriptions used by Company, and all applications and registrations with respect to any of the foregoing, and all continuations, continuations-in-part, reissues, re-examinations, extensions and renewals thereof.
     “IRS” means the United States Internal Revenue Service.

     “Knowledge” means with respect to any person that is an entity, the knowledge of the executive officers and directors of such person, after reasonable and due inquiry or based upon the current books and records of such person; provided, that with respect to the Company, Knowledge means to the knowledge of Elizabeth Nicholson, after reasonable and due inquiry or based upon the current books and records of the Company and that with respect to the Purchaser, Knowledge means to the knowledge of Michael Lippold, after reasonable and due inquiry based upon the current books and records of Purchaser.
     “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards, judgments and decrees applicable to the specified persons or entities.
     “Lease” means that certain Lease Agreement, dated June 16, 2006, between Company and Marsden Investment, LLC, as amended.
     “Lease Assignment Consent” shall have the meaning set forth in Section 6.2.
     “Liabilities” means all Indebtedness, obligations, losses, damages, costs, expenses and other liabilities, whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise.
     “Limited Liability Company Agreement” means the amended and restated limited liability company agreement of Purchaser, which shall be substantially in the form and substance of Exhibit A attached hereto.
     “Losses” shall have the meaning set forth in Section 8.2.
     “Net Sales” shall have the meaning set forth in Section 2.4.
     “Material Adverse Effect” and “Material Adverse Change” mean (i) any effect on, or change in, the business of the given person or other event, fact or circumstance that (alone or in the aggregate) is or that a reasonable person would believe would be expected to be materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of the person, or (ii) an event, fact or circumstance that has or would have a significant likelihood of a material adverse effect on the ability of the person to perform its obligations under this Agreement and/or the Ancillary Documents.
     “Membership Interests” mean membership interests of Purchaser, as defined in the Limited Liability Company Agreement.
     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.
     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certificate of formation and limited liability company agreement of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a person; and (d) any amendment to any of the foregoing.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity, court, or arbitrator.
     “Product” shall have the meaning set forth in Section 3.24.
     “Purchase Price” shall have the meaning set forth in Section 2.3.
     “Purchaser” shall have the meaning set forth in the Recitals.
     “Purchaser’s Closing Documents” shall have the meaning set forth in Section 6.3.
     “Recipe Information” means [***].
     “Retained Liabilities” means (i) Indebtedness, (ii) Accounts Payable, (iii) expenses of Company (with respect to expenses incurred by or on behalf of Company or the Shareholders) incident to this Agreement and the transactions contemplated hereunder including all legal, accounting and investment banking fees and disbursements and any sale, success, transaction or similar bonuses paid or payable to employees or consultants of Company in connection with the transactions contemplated by this Agreement, (iv) any obligation to the extent relating to or arising as a result of (A) any breach of an agreement of Company occurring prior to the Closing Date or as a result of the Closing, (B) any violation of law, breach of warranty, tort or infringement or misappropriation occurring prior to the Closing Date or as a result of the Closing; (C) any product liability, infringement or misappropriation claims with respect to products delivered or manufactured for sale (including works-in-progress) prior to the Closing Date, or (D) any litigation, arbitration, charge, complaint, Proceeding, investigation, claim or demand (including, without limitation, any claims and legal proceedings that are listed on a schedule to this Agreement), whether brought before or after the Closing, that is based upon or arises out of any actions or omissions made or taken by the Company or either Shareholder prior to the Closing, (v) any liability of Company for Taxes, and (vi) any other obligations and other Liabilities of Company or either Shareholder, other than those specifically included as Assumed Liabilities.
     “SBA Lender” means Park Midway Bank.
     “SBA Loan” means any loans to Company pursuant to that certain Note, dated January 9, 2001, between Company and the SBA Lender.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Laws” means, collectively, the Securities Act, the Securities Exchange Act of 1934, the Advisors Act, the Investment Company Act or any rules or regulations promulgated by a self-regulatory organization and all state securities laws, as amended, and the rules and regulations thereunder.

     “Shareholders” shall have the meaning set forth in the Recitals.
     “Tax Returns” means all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxes” means all federal, state, local and foreign taxes and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any governmental or quasi-Governmental Entities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.
     “Transferred Assets” has the meaning set forth in Section 2.1.
     “Transferred Cash” has the meaning set forth in Section 2.1.
     “Transfer Taxes” means all sales, use, transfer, recording, ad valorem and other similar Taxes and fees.
     “TroyGould” shall have the meaning set forth in Section 9.12.
     “WARN Acts” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988 and any similar or comparable state law.
ARTICLE 2
PURCHASE OF THE TRANSFERRED ASSETS; PURCHASE PRICE
     2.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, Company hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases, acquires, accepts and takes possession of, all of Company’s right, title and interest in and to the Transferred Assets, free and clear of any and all liens, security interests or other claims or encumbrances. The “Transferred Assets” shall mean all of Company’ right, title and interest in the assets, property, goodwill, and business of every kind, nature and description, real, personal or mixed, tangible or intangible, choate or inchoate, wherever situated, whether or not reflected in the Financial Statements, existing on the date hereof, owned, leased, licensed or otherwise used or occupied by Company including, without limitation, the following:
          (a) Real Property. All leasehold interests in real estate, buildings and improvements thereon, and easements, rights of way and other rights appurtenant thereto, which relate to the Business, including but not limited to the Lease;
          (b) Tangible Personal Property. All (i) inventory; (ii) equipment and machinery, including repair parts, tools, and miscellaneous property; (iii) automobiles, trucks, and other vehicles; and (iv) office furniture, fixtures, computers and other office equipment and supplies, which relate to the Business, including but not limited to the property set forth on

Schedule 2.1(b) attached hereto; provided, however, that Elizabeth Nicholson’s desk is not being acquired by Purchaser and shall constitute an Excluded Asset;
          (c) Contracts. All contracts, commitments, agreements, leases, arrangements, undertakings and licenses, whether oral or written, which relate to the Business or the Transferred Assets, other than contracts listed as Excluded Assets, including but not limited to those set forth on Schedule 2.1(c) attached hereto; provided, however, that any contracts, commitments, agreements, leases, arrangements, undertakings or licenses between Company and either or both Shareholders or their Affiliates are not being acquired by Purchaser and shall constitute Excluded Assets;
          (d) Intellectual Property. All Intellectual Property that relates to the Business or the Transferred Assets, including the Company’s rights, title, and interest in and to the names, terms, trademarks, tradenames and or service marks [***] and all rights and interests in the domain name [***];
          (e) Third-Party Claims. All rights and claims of the Company, whether mature, contingent or otherwise, against third parties relating to the Transferred Assets or the Business, whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors, but specifically excluding any rights and claims of the Company relating to the Excluded Assets and Retained Liabilities.
          (f) Permits and Licenses. To the extent that they are transferable, all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or regulatory authority in any jurisdiction, which have been issued or granted to, or are owned or used by, the Company, in connection with the Business or ownership of the Transferred Assets, and all pending applications therefore;
          (g) Cash. Cash in an amount of at least $49,258.08 (the “Transferred Cash”);
          (h) Files and Records. All of the Company’s business and other books, papers, logs, ledgers, files, records, customer lists, advertising and promotional materials, catalogues and price lists, which relate to the Business or the Transferred Assets, and all computerized or electronically stored versions thereof; and
          (i) Goodwill. All good will and going concern value relating to the Business and the Transferred Assets;
but excluding the Excluded Assets. Company shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, acquire, accept, or take possession of any of the Excluded Assets.
     2.2 Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Transferred Assets pursuant to this Agreement, Purchaser hereby assumes and becomes liable for the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Retained Liabilities. Company remains liable for all Retained Liabilities.

     2.3 Purchase Price.The aggregate purchase price payable by Purchaser for the Transferred Assets (the “Purchase Price”) is:
               (1) The base purchase price (the “Base Purchase Price”), payable by wire transfer concurrently with the execution hereof, as follows: (a) to Company, $143,777.32; and (b) to the SBA Lender, an amount, not to exceed $256,222.68, equal to the amount necessary to repay in full all principal, accrued interest and other amounts owed on the SBA Loan on the Closing Date; plus
               (2) A Membership Interest representing 35% of the Membership Interests (as defined in the Limited Liability Company Agreement) of Purchaser, issuable to Company in exchange for a portion of the Company’s goodwill, valued at $53,846.15 (the “Contribution”); plus
               (3) Earn-out payments (the “Earn Out Payments”) calculated and paid in the manner, and subject to the terms and conditions, described in Section 2.4.
     2.4 Earn Out Payments.
          (a) Based upon the performance of Purchaser during each of its first seven fiscal years ending after the Closing, beginning with the fiscal year ending October 31, 2010 and concluding with the fiscal year ending October 31, 2016 (each such fiscal year, an “Earn Out Fiscal Year”), Company shall be entitled to receive Earn Out Payments from Purchaser up to an aggregate amount of $3,000,000, calculated and paid as follows (“Earn Out Payment Milestones”):
               (1) The first Earn Out Fiscal Year, if any, in which Purchaser achieves Net Sales (defined below) in excess of $30,000,000, Company shall be entitled to payment in an amount of $1,000,000;
               (2) The first Earn Out Fiscal Year, if any, in which Purchaser achieves Net Sales in excess of $40,000,000, Company shall be entitled to payment in an amount of $1,000,000; and
               (3) The first Earn Out Fiscal Year, if any, in which Purchaser achieves Net Sales in excess of $50,000,000, Company shall be entitled to payment in an amount of $1,000,000.
          (b) For purposes of this Section 2.4, Net Sales shall only include Net Sales during the applicable Earn Out Fiscal Year, and shall not be aggregated with any other period or Earn Out Fiscal Year.
          (c) [Omitted]
          (d) More than one of the Earn Out Payment Milestones may be met in a particular Earn Out Fiscal Year, but an Earn Out Payment shall only be made once per Earn Out Payment Milestone, and in no event shall more than an aggregate of $3,000,000 in Earn Out Payments be made. For example, if in each Earn Out Fiscal Year prior to the Earn Out Fiscal

Years ending in October 31, 2012, Purchaser has Net Sales of less than $30,000,000, and then for the Earn Out Fiscal Year ending October 31, 2013, Purchaser has Net Sales of $43,000,000, Company would be entitled to Earn Out Payments of $2,000,000 for the Earn Out Fiscal Year ended October 31, 2013, because it is the first Earn Out Fiscal Year in which Purchaser achieved Net Sales in excess of $30,000,000, and the first Earn Out Fiscal Year in which Purchaser achieved Net Sales in excess of $40,000,000. If then in the Earn Out Fiscal Year ending October 31, 2014, Purchaser has Net Sales of $53,000,000, Company would be entitled to an Earn Out Payment of an additional $1,000,000, because it is the first year in which Purchaser achieved Net Sales in excess of $50,000,000, but Company had already received Earn Out Payments for the Earn Out Payment Milestones pursuant to subsection (a)(1) and (a)(2).
          (e) “Net Sales” shall be determined by Purchaser (in consultation with Calavo) in accordance with the accounting principles used by Calavo in determining its Net Sales reported in its audited financial statements for the applicable fiscal year, including GAAP, provided however that, for purposes of this Section:
               (1) the amount of Net Sales shall be adjusted such that the amount of Net Sales is increased to cancel out any Service Payments (as defined in the Limited Liability Company Agreement) made to Calavo pursuant to the Limited Liability Company Agreement (for example, if Net Sales ([***]) generated by Purchaser after payment of the Service Payments of [***] of Net Sales equals [***] in revenues, Net Sales for purposes of this Section shall equal [***]); and
               (2) Net Sales will only include Net Sales generated by Purchaser, Calavo or any of their respective affiliates from [***].
          (f) Subject to Section 7.6, any Earn Out Payments shall be paid no later than 30 days after the filing of Calavo’s Annual Report on Form 10-K with the Securities and Exchange Commission for the Earn Out Fiscal Year at issue (but in any event not later than 90 days after the end of the Earn Out Fiscal Year at issue). Purchaser’s Executive Committee shall send notice of the calculation of the Net Sales within 10 days of the filing of such annual report. In the event that Purchaser is merged into Calavo or into any subsidiary of Calavo at any time prior to the last day of the last Earn Out Fiscal Year, Calavo shall account for Purchaser as a separate profit and accounting unit in order to permit calculation of the Earn Out Milestones. Sellers will have the right to inspect the books and records of Purchaser and, if applicable, Calavo, for purposes of reviewing the calculations of Net Sales for purposes of the Earn Out Payment, provided that Sellers shall maintain the confidentiality of all confidential information about Purchaser or Calavo that they acquire in connection with their investigation in accordance with the confidentiality provisions set forth in this Agreement and the Limited Liability Company Agreement.
          (g) Calavo guarantees to Company the timely performance of Purchaser’s obligations under this Section 2.4. Without limiting the generality of the foregoing, in the event Purchaser fails to make any payment under this Section 2.4, Calavo will make such payment to Company within three business days after the date Purchaser was required to make the payment. In the event that Purchaser is liquidated or that Purchaser is merged into Calavo, Calavo shall be obligated to perform Purchaser’s obligations under this Section 2.4. The obligations set forth in this Section 2.4 shall continue regardless of whether or not LSC (or any Permitted Transferees, as defined in the Limited Liability Company Agreement) continue to be a member of Purchaser, or continues to hold a Member Interest of Purchaser.
          (h) As of the date of this Agreement, Purchaser’s fiscal year ends on October 31; Purchaser promptly shall notify the Sellers if Purchaser subsequently changes its fiscal year, and Purchaser and Sellers will work in good faith to amend the time periods in this Section 2.4 to correspond with Purchaser’s new fiscal year while preserving the intent of the parties with respect to the Earn Out Payments.
     2.5 Allocation of Purchase Price.
          (a) The Sellers understand and acknowledge that Purchaser is currently undertaking an appraisal of the value of the Transferred Assets. Purchaser and Sellers shall allocate the Purchase Price in accordance with Code Section 1060 among the Transferred Assets, taking into consideration the results of such appraisal. The Contribution of the Company to Purchaser will be reported as a transaction under Section 721 of the Code for Tax purposes.
          (b) Purchaser shall prepare an IRS Form 8594, Asset Acquisition Statement Under Section 1060 (“Form 8594”), for each of Purchaser and the Sellers, that is consistent with the allocation of the Purchase Price described in this Section 2.5 and subject to review and approval by Sellers, which approval shall not be unreasonably withheld. The Sellers shall timely file their Form 8594 within ten days after Purchaser requests that they make such filing. If required by applicable law, Purchaser shall also prepare and file amendments to Form 8594 for each of Purchaser and the Sellers, subject to review and approval of Sellers, not to be unreasonably withheld, after the exact amount of the Earn Out Payments has been determined and, within ten days after receiving Purchaser’s request, the Sellers shall execute and file each such amended Form 8594.
          (c) Purchaser, Company, and the Shareholders agree to be bound by the allocation of the Purchase Price described in this Section 2.5 in the preparation, filing, and audit of all tax returns, and each party agrees that (if required by applicable law) it shall file the Form 8594 with its Tax Return for the taxable year that includes the Closing Date and, if required by applicable law, each party shall file an amended Form 8594 consistent with the allocation principles described in this Section 2.5 with respect to the allocation of the Earn-Out Payments after the exact amount of the Earn-Out Payments has been determined.
     2.6 Power of Attorney. Company hereby constitutes and appoints Purchaser, its successors and assigns, the true and lawful attorneys of Company with full power of substitution, in Company’s name and stead, but on behalf and for the benefit of Purchaser, its successors and assigns: (a) to collect, demand and receive any and all of the Transferred Assets transferred hereunder and to give receipts and releases for and in respect of the same; (b) to institute and prosecute in Company’s names, or otherwise, for the benefit of Purchaser, any and all actions, suits or proceedings, at law, in equity or otherwise, which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Transferred Assets, to defend or compromise any and all such actions, suits or proceedings in respect of any of the

Transferred Assets, and to do all such acts and things in relation thereto as Purchaser shall deem advisable for the collection or reduction to possession of any of the Transferred Assets; and (c) to take any and all other reasonable action designed to vest more fully in Purchaser the Transferred Assets in order to provide for Purchaser the benefit, use, enjoyment and possession of such the Transferred Assets. Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason. Purchaser shall be entitled to retain for their own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.
     2.7 Post-Closing Accounts Receivable. Within five (5) business days after the end of each of the first six months after the Closing Date, starting February 28, 2010 and ending August 30, 2010, Company shall deliver to Purchaser, (a) payment in an amount equal to (i) the Accounts Receivable for which payment was received during the preceding month (or with regards to February 28, 2010, Accounts Receivable for which payment was received during the time period between the Closing Date and February 28, 2010), less (ii) the Accounts Payable paid during the preceding month (or with regards to February 28, 2010, Accounts Payable paid during the time period between the Closing Date and February 28, 2010), and (b) a list setting forth the Accounts Receivable received during such period and the Accounts Payable paid during such period, certified by an officer of Company. In the event that Accounts Payable exceed Accounts Receivable for the given period, no payment shall be owing by Company to Purchaser and the amount of any future payments pursuant to this Section shall be reduced by the amount of such excess Accounts Payable (For example, if Accounts Payable for the period ending April 30, 2010, exceeded the Accounts Receivable for the period ending April 30, 2010 by $1,000, and the Accounts Receivable for the period ending May 31, 2010, exceeded the Accounts Payable for the period ending May 31, 2010 by $3,000, Company would only owe $2,000 ($3,000-$1,000) for the period ending May 31, 2010). Company and the Shareholders hereby represent and covenant that all Accounts Receivable will be received by Company, and all Accounts Payable will be paid by Company, in the ordinary course of business in accordance with past practices. Purchaser and Calavo and its authorized representatives shall have full access to the premises and the books, records, agreements, and other documents of Company during all reasonable hours, and Purchaser and Calavo shall each be furnished with copies of all such books, records, agreements, and other documents as may be reasonably requested by it in order to verify the payments to be made pursuant to this Section 2.7; provided that Purchaser and Calavo shall reimburse Company for any expenses reasonably related thereto.
     2.8 Transferred Assets Cooperation. At the Closing, Purchaser will acquire hereunder, and thereafter Purchaser or its designee shall have the right and authority to collect for Purchaser’s or its designee’s account, all items which constitute a part of the Transferred Assets, other than as set forth in Section 2.7. Sellers shall promptly transfer or deliver to Purchaser or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, or purchase order, of any character, or any other item constituting a part of the Transferred Assets. After the Closing Date, the Sellers shall permit Purchaser to endorse with the name of Company for deposit in the Purchaser’s account any checks or drafts received in payment thereof. After the Closing Date, the Sellers hereby agree to cooperate with Purchaser to notify any and all account debtors, suppliers, distributors, or other parties related to the Business regarding the transfer of the Business to Purchaser. If Company or the Shareholders are contacted by any actual or potential customers of Purchaser, Company and/or the Shareholders shall refer any and all such customers to Purchaser. All payments and reimbursements made by any third party in the name of or to Company in connection with or arising out of the Transferred Assets in respect of any period on or after the Closing Date shall be paid over to Purchaser without right of set off as soon as practicable.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
COMPANY AND THE SHAREHOLDERS
     Except as otherwise specifically described in the disclosure schedule (the “Disclosure Schedule”) delivered to Purchaser and Calavo by the Sellers concurrently with, or prior to, the execution and delivery of this Agreement, Sellers jointly and severally represent and warrant to Purchaser and Calavo that the following representations and warranties (in addition to any representations and warranties made by any of them elsewhere in this Agreement) are accurate and complete as of the date of this Agreement:
     3.1 Organization and Good Standing of Company. Company is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Minnesota. Company is duly qualified and licensed to do its business and is in good standing in each jurisdiction in which the business transacted by it or the nature or location of its assets makes such qualification or licensing necessary except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect. The Sellers have delivered to Purchaser and Calavo an accurate and complete copy, as amended to date, of the Articles of Incorporation and Bylaws of Company.
     3.2 Capitalization of Company.
          (a) The Shareholders jointly own 79,000 shares of Common Stock of Company. Such shares of Common Stock constitute all of the issued and outstanding capital stock of Company, and there are no outstanding options, warrants, contracts, subscriptions, commitments, or other rights of any character which may entitle any person to acquire any of the issued or unissued capital stock of Company.
          (b) The Shareholders have good, lawful, and marketable title to, and record and beneficial ownership of, all of the issued and outstanding shares of the outstanding capital stock of Company. All such outstanding shares have been duly authorized, are fully paid and non-assessable, and were validly issued in compliance with all applicable statutes, regulations, and other laws. Each Shareholder owns his or her shares of the outstanding Common Stock of Company free and clear of all liens, security agreements, shareholders’ agreements, voting trust agreements, and other claims and encumbrances.
     3.3 Corporate Powers. Company has and holds the right and power, and all licenses, permits, authorizations, and approvals (governmental or otherwise), necessary to entitle it to use its name, to own and operate its properties and assets, and to carry on its business.
     3.4 Authority of Company and Shareholders. Company and each Shareholder has the full right, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Company and each Shareholder in order to enable such person to carry out this Agreement and the transactions contemplated hereby have been taken.
     3.5 Binding Effect. This Agreement has been duly executed and delivered by Company and each Shareholder and (together with any agreements or instruments to be executed and delivered at the Closing by any such person) constitutes a legal, valid and binding obligation of each such person, enforceable in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.
     3.6 No Breach. Except as set forth on Schedule 3.6/3.7, neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby will, with or without notice or the passage of time, (1) violate any Laws or Order applicable to Company or either Shareholder, (2) result in the breach of, cause an acceleration of the obligations under, permit the termination of, or otherwise constitute a default under, any corporate charter, bylaw, limited liability company operating agreement, lease, license, loan agreement, promissory note, deed of trust, mortgage, or other instrument, undertaking, commitment, or agreement to which Company or either Shareholder is a party or is otherwise subject, (3) result in the creation of any lien or other encumbrance upon any of Company’s assets, or (4) have a material adverse effect on the business or results of operations of Company.
     3.7 Consents. Except as set forth on Schedule 3.6/3.7, neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Company or either Shareholder to obtain any consent, permit, or approval, or to make any filing or registration, under any Laws or Order applicable to Company or either Shareholder or under any corporate charter, bylaw, limited liability operating agreement, lease, license, loan agreement, promissory note, deed of trust, mortgage, or other instrument, undertaking, commitment, or agreement to which Company or either Shareholder is a party or is otherwise subject.
     3.8 Subsidiaries and Other Equity Investments. Company does not, directly or indirectly, own any stock or other equity interest in any corporation, partnership, joint venture, trust, association, or other entity or business venture, and Company is not a party to any agreement or commitment to acquire any such equity interest.
     3.9 Interests of Owners of Company. Neither Shareholder nor any of his or her Affiliates (1) has any direct or indirect ownership interest in any supplier, customer, lessor, sublessor, or other person or entity which does business with Company or (2) has any direct or indirect ownership interest in any assets or properties of Company (other than solely by reason of such person’s ownership of Common Stock). The business of Company has been conducted only through Company.
     3.10 Financial Statements. Company and Shareholders have provided Purchaser with an accurate and complete copy of the balance sheet of Company as of December 31, 2009 and the related statements of income for each of the years in the two-year period ended December 31,

2009 (the “Financial Statements”). The Financial Statements fairly present the financial position of Company as of the respective dates of the balance sheets included in those Financial Statements and the Company’s transactions and results of Company’s operations (including liabilities) for the specified periods indicated therein. Except as otherwise expressly described in Schedule 3.10, the Financial Statements were prepared on a basis consistent with Company’s past practices.
     3.11 Undisclosed Liabilities. Except as set forth on Schedule 3.11, as of the respective dates of the balance sheets that are contained in the Financial Statements, Company had no Liability of any nature (whether fixed, accrued, contingent, or otherwise) that was not fully reflected and reserved against in the Financial Statements as required to be set forth in the Financial Statements prepared using the methodology set forth in the Financial Statements that is of a nature required by GAAP to be reserved against or reflected therein.
     3.12 Absence of Certain Changes. Since December 31, 2008:
          (a) Company has not incurred any Liabilities of any nature (whether fixed, accrued, contingent, or otherwise), except Liabilities incurred in the ordinary course of business;
          (b) There has been no Material Adverse Change in the assets, Liabilities, or financial condition of Company;
          (c) There has been no Material Adverse Change in the business prospects of Company;
          (d) Company has not entered into (or agreed to enter into) any leases, loan agreements, or other agreements, except in the ordinary course of business;
          (e) Company has not amended or modified Company’s Organizational Documents;
          (f) Other than [***], Company has not entered into, amended, terminated, or received notice of termination of any license, distributorship, dealer, sales representative, joint venture, or credit contract or agreement, other than in the ordinary course of business;
          (g) Company has not terminated or waived any right of substantial value;
          (h) Company has not purchased or otherwise acquired or sold, mortgaged, pledged, leased, or otherwise disposed of any of its assets (or agreed to take any of such actions), except in the ordinary course of business;
          (i) Company has not paid any dividends, or made any other distributions, to the Shareholders or any former holders of Common Stock;
          (j) There has been no material damage, destruction, or other casualty loss with respect to property owned or leased by Company (whether or not covered by insurance); and

          (k) The business of Company in all other respects has been conducted only in its ordinary course.
     3.13 Internal Control Over Financial Reporting. Company makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect Company’s transactions and dispositions of assets. The present system of internal accounting controls of Company, which will be maintained pending the Closing Date, reasonably assures that transactions are recorded as necessary (i) to permit the preparation of financial statements on a basis consistent with past practices, (ii) to fairly present the financial condition and results of operations of Company, and (iii) to maintain accountability for assets. Company has not used any improper accounting practices to incorrectly reflect or not reflect any of its assets, liabilities, revenues or expenses.
     3.14 Receivables. Except as set forth on Schedule 3.14, the Accounts Receivable of Company are reflected properly on its books and records and are valid receivables subject to no setoffs or counterclaims, and all such Accounts Receivable that exist as of the date hereof are reflected properly on Company’s books and records and will constitute valid receivables subject to no setoffs or counterclaims. Except as set forth on Schedule 3.14, all such receivables described in the preceding sentence have been or will be collected in the ordinary course of business at their recorded amounts. The aggregate amount of Accounts Receivable as of the date hereof is $122,874.43.
     3.15 Payables. The Accounts Payable of Company are reflected properly on Company’s books and records and are valid Accounts Payable incurred and payable in the ordinary course of business and no Accounts Payable are past due. The aggregate amount of Accounts Payable as of the date hereof is $48,685.02.
     3.16 Real Property.
          (a) Company does not own, directly or indirectly, any real property, and Company does not occupy any real property other than as the lessee or sublessee thereof.
          (b) The Lease is the only lease or sublease of real property to which Company is a party. An accurate and complete copy of the Lease has been delivered to Purchaser and Calavo by the Sellers. With respect to the Lease: (1) the Lease is in full force and effect and is valid, binding, and enforceable, and the tenant or subtenant to the lease or sublease is entitled to quiet possession thereunder; (2) all rent and all other amounts owing under the lease or sublease are fully paid; (3) Company has not assigned to any other person any of its right, title, and interest in and to the lease or sublease; (4) Company has not violated any applicable statutes, rules, or regulations (including, without limitation, zoning, land use, and Environmental Laws) in connection with its use of the property covered by the lease or sublease; and (5) Company is not a party to any disputes regarding the lease or sublease.
     3.17 Leases of Personal Property.
          (a) Company does not lease or sublease any personal property to any other person.

          (b) Schedule 3.17 describes each lease or sublease by which Company leases or subleases personal property from another person. With respect to each such lease and sublease: (1) the lease or sublease is in full force and effect and is valid, binding, and enforceable, and Company is entitled to possession of the personal property thereunder; (2) all rent and all other amounts owing under the lease or sublease are fully paid; (3) Company has not assigned to any other person any of its right, title, and interest in and to the lease or sublease; (4) Company has not violated any applicable Laws (including, without limitation, zoning, land use, and Environmental Laws) in connection with its use of the property covered by the lease or sublease; and (5) Company is not a party to any disputes regarding the lease or sublease.
     3.18 Ownership and Use of Assets. Except as set forth on Schedule 3.18, Company is the lawful owner, lessee, sublessee or licensee of each of the assets that is used in its business. Company owns, leases, subleases or licenses such assets free and clear of all liens, security interests, or other claims or encumbrances, except as otherwise described in this Agreement or related to the SBA Loans. Except as set forth on Schedule 3.18, all such assets that consist of machinery, equipment, motor vehicles, or other tangible personal property or fixtures are free of material defects, are commercially usable and are in good operating condition and repair, ordinary wear and tear excepted.
     3.19 [Omitted].
     3.20 Insurance. Schedule 3.20 describes all insurance policies that are currently maintained by Company, listing the insurer, the type and period of coverage, the scope and amount of coverage, and deductible amounts (“Insurance Policies”). Each insurance policy is in full force and effect, and Company is not in default of its obligations under the policy.
     3.21 Guarantees. Company has not guaranteed the liabilities or obligations of any other person.
     3.22 Loan Agreements. Schedule 3.22 describes every loan or credit agreement, promissory note, letter of credit, or other borrowing arrangement under which Company currently has borrowed any money, or is entitled to borrow, including the SBA Loan, and lists the outstanding principal and accrued interest thereunder. Company has not made any outstanding loan to any person who is an officer, director or shareholder of Company.
     3.23 Supplier and Customer Relationships. Schedule 3.23 lists (1) the top ten suppliers of products to Company for the year ended December 31, 2009 and (2) the top eight customers of Company for the year ended December 31, 2009. No such supplier or customer within the past twelve months has notified the Company of the termination of its business relationship with Company, and to the Knowledge of Company, no such supplier or customer has terminated or threatened to terminate its business relationship with Company. Neither Company nor the Shareholder has received written or oral notice that any supplier or customer of Company intends to terminate its business relationship with Company prior to or after the Closing Date.
     3.24 [***]
     3.25 [***]

     3.26 Inventory. With the exception of certain caps not used with the Company’s current products, the Company’s inventories are of good, usable and merchantable quality in all material respects, and (a) all of Company’s inventories are recorded on the Financial Statements at the lower of cost or market value and (b) no write-down in inventory (as a result of the inventory not being good, useable and of merchantable quality) has been made or should have been made during the past two years.
     3.27 Other Agreements. In addition to agreements that are described in the Disclosure Schedule pursuant to any other section of this Article 3, Schedule 3.27 describes each of the following agreements (written or oral) to which Company is a party or is otherwise bound: (1) each agreement involving total payments by Company over its term of more than $10,000; (2) each agreement under which the consequences of a default would have a Material Adverse Effect on Company; (3) each agreement with a term of over one year unless the agreement is terminable without penalty by Company on no more than thirty days’ notice; (4) each agreement relating to the distribution, sales representation or licensing of the products of Company, (5) each agreement which prohibits Company from freely engaging in business anywhere in the United States and (6) each agreement not entered into by Company in the ordinary course of business.
     3.28 Absence of Defaults. With respect to each lease, sublease, license, loan agreement, promissory note, deed of trust, mortgage, supply agreement, sales agreement, and other agreement to which Company is a party or is otherwise subject: (1) Company is not in default or breach of its obligations thereunder; and (2) no claim of default or breach has been made against Company thereunder, and no event has occurred which, with the passage of time or the giving of notice, will result in the occurrence of a default or breach by Company. To the Knowledge of Company, no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default by such party, or permit termination, modification or acceleration under such agreement.
     3.29 Litigation. There is no litigation, arbitration, investigation, tax audit, or other claim or proceeding pending or, to the Knowledge of the Shareholders, threatened against Company. Company is not in default under any Order to which it is bound or otherwise subject. The Shareholders are not aware of any audit, investigation, review, or other inquiry (or proposed audit, investigation, review, or inquiry) by any Governmental Entity regarding any assets or business of Company, and neither Shareholder is aware of the existence of any dispute or potential dispute with any Governmental Entity regarding any aspect of the assets or business of Company.
     3.30 Compliance with Laws. Company is in compliance with all applicable Laws pertaining to its assets or the operation of its business. No claim has been made to Company by any Governmental Entity (and no such claim is anticipated) to the effect that the business conducted by Company fails to comply with any Law or that a license, permit, certificate, or authorization (which has not promptly thereafter been obtained) is required with respect to the operation of such business.
     3.31 Environmental Matters. Company is conducting and has at all times conducted its business and operations (including, without limitation, its use and occupancy of the real property that it owns, leases, or subleases) in material compliance with all Environmental Laws.

Company has not received any written notice of claims or actions pending or threatened against it by any Governmental Entity or any other person relating to a violation or an alleged violation of any Environmental Laws, and there is no basis for any such claim or action.
     3.32 Proprietary Information.
          (a) To the Knowledge of the Sellers: (1) there are no assignments, licenses, or sublicenses with respect to any of the Intellectual Property; (2) there are no pending or threatened claims by any person with respect to the use by Company of the Intellectual Property; (3) no Shareholder or employee of Company has an ownership interest in any of the Intellectual Property; and (4) the Intellectual Property does not infringe on the rights of any other person. Company is the registered owner of the [***], and otherwise owns or possesses adequate rights to use [***] used by it in connection with its Business as currently conducted, in each case, free and clear of all liens, security interests, or other claims or encumbrances (other than the SBA Loan). As to all other Intellectual Property, to the Knowledge of Sellers, all such Intellectual Property is free and clear of all liens, security interests, or other claims or encumbrances (other than the SBA Loan).
          (b) [***]
     3.33 Tax Matters.
          (a) Company has filed, on a timely basis, all Tax Returns and all required reports and estimates for all years and periods for which such Tax Returns, reports and estimates were due, and all such returns, reports and estimates were prepared in the manner required by applicable law. Each such Tax Return and/or report properly reflected, and did not understate, the income, the taxable income, and the liability for Taxes and Transfer Taxes of Company in the relevant taxation period covered by the Tax Return or report. Company has paid in full all Taxes and Transfer Taxes that are (or were) due and payable by it. Except as set forth on Schedule 3.33, Company has not ever received written notice from any Governmental Entity in a jurisdiction where it does not currently file Tax Returns or reports to the effect that it is or may be subject to taxation by that jurisdiction.
          (b) Company has withheld amounts from its employees in compliance with the Tax withholding provisions of applicable law. Company has filed all Tax Returns and reports for all years and periods for which any such Tax Returns and reports were due with respect to employee income Tax withholding and social security and unemployment Taxes, and all such Tax Returns and reports were prepared in the manner required by applicable law. All payments due from Company as shown on such Tax Returns and reports on account of employee income Tax withholding or social security and unemployment Taxes have been paid.
          (c) Each Shareholder has filed, on a timely basis, all Tax Returns, reports and estimates for all years and periods for which such Tax Returns, reports and estimates were due with respect to income or other distributions received by such person from Company, and all such returns and estimates were prepared in the manner required by applicable law. Each such Tax Return properly reflected, and did not understate, the income, the taxable income, and the liability for Taxes and Transfer Taxes of such Shareholder with respect to the operations of

Company, as applicable, in the relevant taxation period covered by the Tax Return or report. Each Shareholder has paid in full all Taxes and Transfer Taxes that are (or were) due and payable by such person with respect to the operations of Company. No Shareholder has ever received written notice from any Governmental Entity in a jurisdiction where such person does not currently file Tax Returns or reports to the effect that such person is or may be subject to taxation by that jurisdiction arising out of the operations of Company.
          (d) Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence, and Company will be an S corporation up to and including the Closing Date. During the past ten years, Company has not (1) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (2) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
     3.34 Employees.
          (a) None of the employees of Company is represented by a labor union or is covered by a collective bargaining, union, or similar agreement. To the Knowledge of Company, there are no controversies, grievances, or complaints pending or threatened between Company and any of its employees or current or threatened work stoppages, strikes, or other labor actions.
          (b) Company is in compliance with all applicable Laws, including immigration laws and requirements regarding Form I-9 compliance, and Orders respecting employment and employment practices and the terms and conditions of employment and wages and hours. To the Knowledge of Company, no current or former employee of Company has ever been exposed to radiation at hazardous levels, or to any other dangerous condition, hazardous substance, or hazardous emission at the Company’s facility in St. Paul.
          (c) Schedule 3.34 lists each director, officer, and employee for Company. Except as described in Schedule 3.34: (1) Company has not entered into any employment or severance agreement with any of its directors, officers, or employees; (2) Company has not entered into any agreement with any officer or employee prohibiting or restricting the termination of his or her employment; (3) Company is not subject to any pension plan, retirement plan, profit sharing plan, stock option plan, deferred compensation plan, or other employee benefit plan; (4) no current officer or employee of Company will be entitled to any severance payments upon his or her termination of employment, and no such former officer or employee currently is receiving such severance payments; and (5) no director, officer, or employee of Company is entitled to receive a bonus or other compensation payment based upon the completion of the transactions contemplated by this Agreement.
     3.35 Finders and Brokers. No person has acted as a finder, broker, or other intermediary on behalf of Company or either Shareholder in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any broker’s or finder’s fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by Company or either Shareholder.

     3.36 Accuracy and Completeness. No representation or warranty of Company or either Shareholder contained in this Agreement, in the Disclosure Schedule, or in any other schedule, exhibit, agreement, or document delivered pursuant to this Agreement fraudulently contains, or will fraudulently contain, any untrue statement of a material fact or fraudulently omits, or will fraudulently omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Company and the Shareholders have delivered to Purchaser and Calavo an accurate and complete copy of each agreement and other document (as fully amended) that is described in or referred to in the Disclosure Schedule.
     3.37 Securities Laws.
          (a) The Membership Interests that are allocable to Company are being acquired for Company’s own account and not with a view to the public distribution of any of the Membership Interests. Company will not sell, hypothecate or otherwise transfer any of the Membership Interests except in accordance with applicable federal and state securities laws.
          (b) Company and each Shareholder understand that the offering and sale of the Membership Interests pursuant to this Agreement are intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D under the Securities Act.
          (c) Company and each Shareholder understand that: (i) the Membership Interests have not been registered or qualified under the Securities Act or the securities laws of California, Minnesota or any other state, and neither the Securities and Exchange Commission nor any state or other regulatory authority has made any recommendation or finding concerning the value of the Membership Interests; (ii) there is no assurance that Company will be able to sell the Membership Interests at a purchase price that Company deems reasonable; (iii) the Membership Interests may be offered, sold or otherwise transferred by Company only if the transaction is registered and qualified under the applicable provisions of federal and state securities laws or if exemptions from such registration and qualification are available; (iv) the satisfaction of these securities registration exemptions is Company’s responsibility; and (v) neither Purchaser nor Calavo is under any obligation to assist Company in satisfying these exemptions, and neither Purchaser nor Calavo intends to register any subsequent transaction by Company under applicable federal and state securities laws.
          (d) No oral or written representations or recommendations have been made, and no oral or written information has been furnished, to Company or the Shareholders regarding the advisability of acquiring the Membership Interests. Purchaser has provided Company and each Shareholder (including their professional advisors, if any) with a sufficient opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Membership Interests and to obtain any additional information which Calavo or Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information that is contained in the documents described in the immediately preceding paragraph.

          (e) Company and each Shareholder have such knowledge and experience in financial and business matters that Company and each Shareholder are capable of evaluating the merits and risks of an investment in Purchaser and of making an informed investment decision. Company and each of the Shareholders are “accredited investors” as defined in Rule 501 of the Securities Act.
     3.38 No Other Representations. Except for the representations and warranties expressly set forth in this Agreement and the Disclosure Schedule, neither Sellers nor any other Person makes any other express or implied representation or warranty on behalf of any of the Sellers, Company, or otherwise, in each case in respect of the Business, Company, Company’s assets and liabilities or otherwise.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Calavo and Purchaser jointly and severally represent and warrant to Company and the Shareholders that the following representations and warranties (in addition to any representations and warranties made by Calavo or Purchaser elsewhere in this Agreement) are accurate and complete as of the date of this Agreement:
     4.1 Organization and Good Standing. Calavo is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of California. Purchaser is a limited liability company duly formed and organized, validly existing, and in good standing under the laws of the State of Delaware. Calavo is the sole owner and member of Purchaser.
     4.2 Corporate Powers. Each of Calavo and Purchaser has and holds the right and power, and all licenses, permits, authorizations, and approvals (governmental or otherwise), necessary to entitle it to use its corporate name, to own and operate its properties, and to carry on its business as such business exists as of the date hereof.
     4.3 Authority. Each of Calavo and Purchaser has the full right, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by each of Calavo and Purchaser in order to enable it to carry out this Agreement and the transactions contemplated hereby have been taken.
     4.4 Binding Effect. This Agreement has been duly executed and delivered by each of Calavo and Purchaser and (together with any agreements and instruments to be executed and delivered by each of Calavo and Purchaser at the Closing) constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.
     4.5 Issuance of Membership Interests to Company. The Membership Interests to be issued by Purchaser to Company at the Closing, when issued in accordance with the terms of this Agreement, will be duly authorized, fully paid and nonassessable.

     4.6 No Breach. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby will, with or without notice or the passage of time, (1) violate any Laws or Order applicable to either Calavo or Purchaser, (2) result in the breach of, cause an acceleration of the obligations under, permit the termination of, or otherwise constitute a default under, any corporate charter, bylaw, lease, license, loan agreement, promissory note, deed of trust, mortgage, or other instrument, undertaking, commitment, or agreement to which Calavo or Purchaser currently is subject, or (3) result in the creation of any lien or other encumbrance upon any of Calavo or Purchaser’s assets.
     4.7 Consents. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Calavo or Purchaser to obtain any consent, permit, or approval, or to make any filing or registration, under any Laws or Order applicable to Calavo or Purchaser or under any corporate charter, bylaw, lease, license, loan agreement, promissory note, deed of trust, mortgage, or other instrument, undertaking, commitment, or agreement to which Calavo or Purchaser currently is a party or is otherwise subject.
     4.8 Finders and Brokers. There is no investment banker, broker, finder, or other intermediary retained by Calavo or Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and for which Company or the Shareholders would be responsible.
     4.9 Accuracy and Completeness. No representation or warranty of Calavo or Purchaser contained in this Agreement or in any schedule, exhibit, agreement, or document delivered pursuant to this Agreement fraudulently contains, or will fraudulently contain, any untrue statement of a material fact or fraudulently omits, or will fraudulently omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.
     4.10 Nonreliance. Except as set forth in this Agreement and the Disclosure Schedule, there are no representations or warranties, between Calavo, Purchaser and the Sellers with regards to the Transferred Assets or the Business, Company, Company’s assets and liabilities or otherwise except as specifically set forth herein and therein, and neither Calavo nor Purchaser have relied or are relying on any other representation or warranty in entering into and completing the transactions contemplated in this Agreement.
     4.11 Orders, Actions or Agreements Affecting the Ability of the Company to Operate. There is no (a) Order against the Purchaser or any of its Affiliates or any material portion of their respective properties or assets, which have or could have a material adverse effect on the ability of Purchaser to operate its Business after the Closing Date; (b) demand, claim, suit, audit, investigation, notice of violation or non-compliance, action, arbitration or legal, administrative or other proceeding (including appeals) (an “Action”) pending or, to the Knowledge of Purchaser, threatened against the Purchaser or any of its Affiliates or any material portion of its properties or assets, which have or could have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby or the Company to operate its Business after the Closing; or (c) agreement to which the Purchaser or any of its

Affiliates are a party that will restrict the ability of the Company to operate its Business after the Closing. The Purchaser does not know of any valid basis for any such Order or Action.
ARTICLE 5
MISCELLANEOUS AGREEMENTS OF THE PARTIES
     5.1 Consents from Third Parties; Governmental Filings; Cooperation; Estoppel Letters.
          (a) After the Closing, the Shareholders, with the cooperation of Purchaser, shall use their commercially reasonable efforts to obtain all consents, permits, and approvals from lessors, lenders, Governmental Entities, and other third parties that Purchaser or Calavo determines are required in order to prevent Purchaser’s acquisition of the Transferred Assets from (1) violating any Laws or Orders applicable to Purchaser, Company, or the Shareholders or (2) resulting in the breach of, default under, or acceleration of the obligations under, any lease, loan agreement, license, deed of trust, mortgage, or other agreement to which any of Company or the Shareholders is a party or is otherwise subject.
          (b) After the Closing, Purchaser, Calavo and Sellers shall cooperate in complying fully and on a timely basis with any and all filings with Governmental Entities that are required as a result of this Agreement and the consummation of the transactions contemplated by this Agreement.
          (c) After the Closing, each party to this Agreement shall promptly notify the other parties to this Agreement upon learning that (1) any third party has alleged that its consent is required in connection with the transactions contemplated by this Agreement or (2) a claim or legal proceeding is pending or threatened before any Governmental Entity that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement.
     5.2 Agreements Regarding Employees After the Closing.
          (a) Purchaser agrees to enter into and to deliver at the Closing to Shareholder Elizabeth Nicholson an agreement (the “Employment Agreement”) providing for her employment with Purchaser after the Closing in substantially the form of Exhibit B attached hereto, and Ms. Nicholson agrees to execute said Employment Agreement.
          (b) Purchaser and Calavo understand and acknowledge that Company will terminate, effective immediately prior to the Closing, the employment of all of its employees employed at or in connection with the Business (collectively, the “Affected Employees”), and provided that Purchaser hires all such Affected Employees as set forth in this Section 5.2, Company is not required to take any action pursuant to, or is otherwise subject to, the WARN Act.
          (c) Purchaser will offer employment following the Closing Date to such Affected Employees at wage rates consistent with those in place at the time of Closing, provided however that as a condition to such employment (i) such Affected Employee must execute and deliver to Purchaser a Code of Business Conduct and Ethics Agreement, substantially in the form attached hereto as Exhibit C, and (ii) such Affected Employee must be a U.S. citizen or otherwise a lawful resident of the United States. Such Affected Employees who accept such employment will be employed in accordance with the standard employee policies and practices of Purchaser, but nothing contained in this Section 5.2 shall be deemed to create an employment contract between the Purchaser or Calavo and any such personnel. Any Affected Employee that becomes an employee of Purchaser following the Closing shall be subject to all rules, regulations, requirements and policies applicable to all new hires of Purchaser. Notwithstanding anything to the contrary contained in this Agreement, all such Affected Employees shall be employees at will and nothing expressed or implied in this Agreement will obligate Purchaser or Calavo to provide continued employment to any such Affected Employee for any specific period of time following the Closing Date.
     5.3 Cooperation on Tax Matters. Company and the Shareholders shall be responsible for paying any and all Taxes that are incurred as a result of the transfer of the Transferred Assets to Purchaser.
     5.4 Lease Assumption. Purchaser agrees that effective upon Closing, it shall assume the performance of the covenants, restrictions and obligations of Company under the Lease, but only with respect to the period subsequent to the Closing Date.
     5.5 Further Assurance; Post-Closing Cooperation. All transactions at the Closing shall be deemed to have taken place simultaneously. At the Closing, and from time to time after the Closing Date, Company and the Shareholders will execute and deliver such bills of sale and such other and further instruments of conveyance, assignment, transfer and consent as Purchaser, Calavo or its counsel may reasonably request to effect the conveyance and transfer of the Transferred Assets to Purchaser, and Company will assist Purchaser in the collection and reduction to the Purchaser’s possession of the Transferred Assets. Following the Closing, each of Company and the Purchaser will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (a) the preparation of Tax Returns, (b) the determination or enforcement of rights and obligations under this Agreement, (c) compliance with the requirements of any Governmental Entity, (d) the determination or enforcement of the rights and obligations of any indemnified party, or (e) in connection with any actual or threatened action or proceeding involving the Transferred Assets, the Assumed Liabilities or this Agreement or the transactions contemplated hereby.
ARTICLE 6
CLOSING
     6.1 Time, Place, and Date. Closing of the purchase and sale contemplated by this Agreement (the “Closing”), subject to the other provisions of this Article VI, shall occur concurrently with effectiveness of this Agreement, at the offices of TroyGould PC, 1801 Century Park East, Suite 1600, Los Angeles, CA 90067, or at such other place and in such other manner (including by facsimile or e-mail transmission of signature pages) as shall be agreed upon by Purchaser, Calavo and the Sellers.

     6.2 Conditions Precedent to Obligations of Purchaser. The effectiveness of this Agreement is subject to the fulfillment and satisfaction of each of the following conditions and this Agreement shall not be considered effective unless or until all such conditions are fulfilled, or the waiver in writing by Purchaser of any such condition which is not fulfilled:
          (a) [***]
          (b) Employees. Purchaser and Calavo shall be satisfied, in their sole and absolute discretion, that certain current employees of Company (as determined by Purchaser and Calavo) are willing to become the employees of Purchaser on reasonably similar terms and conditions as their employment with Company.
          (c) Consents. All registrations, filings, applications, notices, consents, orders, approvals, qualifications or waivers listed in Schedule 3.7, including the consent to the assignment of the Lease (the “Lease Assignment Consent”), shall have been filed, made or obtained and all waiting periods specified by law with respect thereto shall have expired or been terminated.
          (d) [***]. The Amendment to the [***] shall not have been amended or terminated.
          (e) Documents. Concurrently with the execution and delivery of this agreement, Company and the Shareholders, as applicable, shall have executed and delivered to Purchaser and Calavo the following, in form and substance reasonably acceptable to Purchaser and Calavo (the “Company’s Closing Documents”), and, where applicable, such Company Closing Documents shall be deemed effective concurrently with the effectiveness of this Agreement:
               (1) A bill of sale, assignment and assumption agreement (the “Bill of Sale”);
               (2) An assignment of all Intellectual Property included in the Transferred Assets, including any trademarks, executed by Company or the other persons designated therein, in the form attached hereto as Exhibit D, for purposes of filing with the United States Patent and Trademark Office;
               (3) A certificate executed by an officer of Company including (i) a complete and accurate list of all Accounts Receivable and Accounts Payable as of the Closing Date, which list sets forth the aging of such Accounts Receivables (the “Closing A/R Schedule”), and (ii) a statement of income for the period between December 31, 2009 and a date within 7 days of the Closing Date, both certified by such officer as having been prepared in accordance with and applied on a basis consistent with Company’s past practices;
               (4) A good standing certificate for Company as of a date not more than 7 days prior to the Closing Date, issued by the Secretary of State of Minnesota;
               (5) The Employment Agreement, executed by Lisa Nicholson;

               (6) The Limited Liability Company Agreement, executed by Company and the Shareholders;
               (7) Evidence satisfactory to Purchaser and Calavo, in the sole and absolute discretion of Purchaser and Calavo, that the SBA Loan has been paid in full and that any security interests in the Transferred Assets have been terminated and released;
               (8) A copy of a fully executed and authorized amendment to the Articles of Incorporation of Company, changing the name of Company from Lisa’s Salsa Company, for Purchaser to file with the Secretary of State of the State of Minnesota; and
               (9) Such other documents as Purchaser and Calavo may reasonably request.
     6.3 Conditions Precedent to Obligations of Company and Sellers. The effectiveness of this Agreement is subject to the fulfillment and satisfaction of each of the following conditions, and this Agreement shall not be considered effective unless or until all such conditions are fulfilled, or the waiver in writing by Company of any such condition which is not fulfilled:
          (a) Documents at Closing. Concurrently with the execution and delivery of this agreement, Purchaser and Calavo, as applicable, shall have executed and delivered to the Sellers the following, in form and substance reasonably acceptable to Company and the Shareholders (the “Purchaser’s Closing Documents”), and, where applicable, such Purchaser’s Closing Documents shall be deemed effective concurrently with the effectiveness of this Agreement:
               (1) The Base Purchase Price by wire transfer in accordance with Section 2.3;
               (2) A Bill of Sale, executed by Purchaser;
               (3) The Employment Agreement, executed by Purchaser;
               (4) The Lease Assignment Consent executed by Purchaser, if applicable; and
               (5) The Limited Liability Company Agreement, executed by Purchaser and Calavo.
ARTICLE 7
POST-CLOSING CONFIDENTIALITY AND
NON-COMPETITION COVENANTS
     7.1 Confidentiality. Neither Company nor either Shareholder shall at any time after the Closing use or disclose to any person, directly or indirectly, any confidential information concerning the business of Purchaser or Company, including, without limitation, [***] or any other business secret, trade secret, financial information, proprietary software, internal procedure, business plan, marketing plan, pricing strategy or policy, supplier list, or customer list, except to the extent that such use or disclosure is (x) necessary to the performance of the Shareholder’s employment with Purchaser during the period that he or she is so employed, (y) required by an order of a court of competent jurisdiction (provided that the Shareholder must promptly give Purchaser written notice of such order), or (z) authorized in writing by the Chief Executive Officer or Chief Financial Officer of Purchaser. The prohibition that is contained in the preceding sentence shall not apply to any information that is disclosed to the public by Purchaser or Calavo or that otherwise becomes generally available to the public other than through a disclosure by a Shareholder, Company or by a person acting in concert with such person. The confidentiality covenant of Section 7.1 shall terminate immediately in the event Sellers purchase Calavo’s entire interest in Purchaser pursuant to the Limited Liability Company Agreement.
     7.2 Non-Competition and Unfair Competition Covenant. To provide Purchaser the full value of its acquisition of the Transferred Assets, and as a material inducement to Purchaser and Calavo to enter into this Agreement and to consummate the transactions contemplated hereby, Company and each Shareholder agree to refrain from competing with Purchaser to the extent provided in this Article 7. Without the prior written consent of Purchaser, neither Company nor either Shareholder shall, at any time during the period described in Section 7.3, directly or indirectly (whether as owner, principal, agent, partner, officer, employee, independent contractor, consultant, or otherwise) and whether or not for compensation:
          (a) Solicit for the purpose of hiring, or cause any person to solicit for the purpose of hiring, any officer or employee of Purchaser; or
          (b) Compete with (or have any ownership interest in any corporation, limited liability company, partnership, or other entity that competes with) the Business that is conducted by Purchaser (either as it exists on the date hereof or as developed between the date hereof and the date on which Company is no longer owns equity interests in Purchaser) (1) in any county, city, or other geographic area in the United States (including, without limitation, each county in the States of California and Minnesota) or foreign country in which Company has conducted its business prior to the date of this Agreement so long as Purchaser carries on such business or a similar business in such place or places, or (2) in any other domestic or foreign geographic area in which Purchaser subsequently conducts the Business during the time that either Elizabeth or Eric Nicholson, or any of their Affiliates, owns equity interests in Purchaser; provided, however, that the provisions of this Section 7.2 shall not be construed as prohibiting Company or any Shareholder from acquiring and passively owning up to one percent of the outstanding securities of any corporation whose common shares are traded on a national securities exchange.

     7.3 Duration. With respect to each of Elizabeth Nicholson, Eric Nicholson and Company, the non-competition and unfair competition covenant of Section 7.2 shall be effective for a period beginning on the Closing Date and ending on the fifth anniversary of the date on which neither Company nor either Elizabeth or Eric Nicholson, nor any of their Affiliates, owns equity interests in Purchaser. The non-competition and unfair competition covenant of Section 7.2 shall terminate immediately in the event Sellers purchase Calavo’s entire interest in Purchaser pursuant to the Limited Liability Company Agreement.
     7.4 Scope and Reasonableness. Purchaser, Company and the Shareholders agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the non-competition and unfair competition covenant contained in Sections 7.2 and 7.3 shall be construed as a series of separate covenants by Company and each of the Shareholders, one for each area included in the geographical scope described in Section 7.2 and for each year (or portion thereof) described in Section 7.3. Except for geographical coverage and duration, each such covenant of Company and each Shareholder shall contain all of the terms of the covenants of this Article 7. If any arbitrator or court of competent jurisdiction refuses to enforce any covenant contained in this Article 7, then such unenforceable covenant shall be deemed to have been deleted from this Agreement to the extent necessary to permit the remaining separate covenants to be enforceable. Company and each Shareholder has considered the nature and extent of the restrictions upon competition set forth in this Article 7 and agrees that they are reasonable with respect to duration and geographical scope and in all other respects. Company and each Shareholder agrees that the preceding restrictions on such Person’s activities are necessary, appropriate and reasonable to protect the goodwill, confidential information, trade secrets and other legitimate interests of Purchaser from unfair and inappropriate competition and to obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto.
     7.5 Name Change. Promptly following the Closing, Company shall change its corporate name so as not to include the name [***] or any derivation thereof or of any of the other Intellectual Property included in the Transferred Assets, and Company hereby authorizes Purchaser to file the Amendment to the Certificate of Incorporation delivered to Purchaser pursuant to Section 6.2 with the Secretary of State of the State of Minnesota any time after the Closing. From and after the Closing, Company, the Shareholders and their respective employees, agents, representatives and affiliates shall cease to use any such Intellectual Property (or any variation thereof) for any purpose other than for the benefit of Purchaser or Calavo, which for purposes of this Agreement shall include the collection and deposit of the Accounts Receivable.
     7.6 Purchaser’s Remedies. Company and each Shareholder agree that the provisions of this Article 7 are reasonable and necessary to protect the legitimate business interests of Purchaser. If Company or a Shareholder breaches any of the provisions of Section 7.1 or 7.2, Purchaser may, among other remedies, withhold any Earn-Out Payments that are otherwise owed to Company under this Agreement, up to the amount of Purchaser’s actual monetary damages, unless and until a final determination is made by a court or arbiter of competent jurisdiction that Company and the Shareholders have not breached Section 7.1 or 7.2 in a manner causing actual monetary damages; provided, that any such withholding must be made in good faith, and if the Earn-Out Payments are withheld and the claim for breach of this provision is later determined to be invalid or the withholding exceeded the actual monetary damages, Purchaser will promptly pay the amount of the withheld Earn Out Payment plus 10% interest from the date the Earn Out Payment was due to the date paid. Notwithstanding the foregoing, in no event shall withholdings by Purchaser from the Earn-Out Payment be deemed an acknowledgement by Purchaser, Company or the Shareholders that damages or the withholding of payment is an adequate remedy for the breach of the provision of this Section 7.1 or 7.2. Company and each Shareholder agrees and acknowledges that damages and such termination of payments would be an inadequate remedy for his or her breach of any of the provisions of Section 7.1 or 7.2, and that his or her breach of any of such provisions will result in immeasurable and irreparable harm to Purchaser. Therefore, in addition to any other remedy to which Purchaser or Calavo may be entitled by reason of Company’s or the Shareholder’s breach of any such provision, Purchaser or Calavo shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief from any court of competent jurisdiction restraining Company or the Shareholder from committing or continuing any breach of any provision of Section 7.1 or 7.2.
     7.7 Venue. For purposes of injunctive relief, Company and each Shareholder agree to submit to the jurisdiction of the courts located in the jurisdiction or jurisdictions where it is alleged that Purchaser is at the time being damaged by an alleged breach or violation of the provisions of this Article 7.
ARTICLE 8
INDEMNIFICATION
     8.1 Survival of Representations, Warranties, and Agreements.
          (a) Except as otherwise described in this Section 8.1(a), all representations and warranties of the parties that are contained in this Agreement shall survive the Closing Date for a period of eighteen months, and any claim for indemnification pursuant to Section 8.2(a) or 8.3(a) that is based upon the alleged breach of a representation or warranty must be brought not later than eighteen months after the Closing Date. Notwithstanding the foregoing:
               (1) Representations and warranties that are made fraudulently (as defined under common law) by a party shall survive forever;
               (2) Company’s and the Shareholders’ representations and warranties that are contained in the following sections of this Agreement shall survive forever: Sections 3.1 (Organization and Good Standing of Company), 3.2 (Capitalization of Company), 3.4 (Authority of Company and the Shareholders), 3.5 (Binding Effect), 3.18 (Ownership), 3.29 (Litigation), and 3.35 (Finders and Brokers);
               (3) Company’s and the Shareholders’ representations and warranties that are contained in the following sections of this Agreement shall survive for three years: 3.31 (Environmental Matters) and 3.34 (a) and (c) (Employees);
               (4) Company’s and Shareholders’ representations and warranties that are contained in Section 3.32 ( Proprietary Information) shall survive for two years; and

               (5) Company’s and the Shareholders’ representations and warranties that are contained in the following sections of this Agreement shall survive for the applicable statute of limitations: 3.33 (Tax Matters) and 3.34(b)(Employees); and
               (6) Purchaser’s representations and warranties that are contained in the following sections of this Agreement shall survive forever: Sections 4.1 (Organization and Good Standing), 4.2 (Corporate Powers), 4.3 (Authority), 4.4 (Binding Effect), 4.8 (Finders and Brokers) and 4.11 (Orders, Actions).
          (b) A claim with respect to a breach of a representation or a warranty shall not be foreclosed if the maker of such claim shall have made such claim in writing to the other party prior to the expiration of the survival period described in Section 8.1(a).
          (c) All agreements of the parties made in this Agreement to perform obligations before, at, or after the Closing shall survive forever except for those agreements, that, by their terms, contemplate a shorter survival period. All representations, warranties, and agreements of the parties that are contained in the Disclosure Schedule or in any exhibit or other schedule to this Agreement or in any other agreement or document that is delivered pursuant to this Agreement shall be deemed to be contained in this Agreement.
     8.2 Indemnification by Company and the Shareholders. Subject to the provisions of this Article 8, Company and the Shareholders jointly and severally shall indemnify, defend, and hold harmless Calavo, Purchaser and each of their respective directors, officers, managers, stockholders, members, employees, agents, successors, Affiliates and assigns (other than Company, the Shareholders, and their Affiliates) from and against any and all losses, damages, obligations, liabilities, and other costs and expenses, including, without limitation, settlement costs, judgments, interest, penalties and reasonable attorneys’ fees, accountants’ fees, and other costs and expenses for investigating or defending any actions, claims, and proceedings (all of the foregoing being collectively referred to herein as “Losses”) that they may incur based upon, arising out of, relating to, or resulting from:
          (a) Any breach of any representation or warranty of Company or either Shareholder made in this Agreement (including any schedule delivered pursuant to this Agreement);
          (b) Any breach of, or failure to perform, any agreement of Company or either Shareholder that is contained in this Agreement (including any schedule delivered pursuant to this Agreement); or
          (c) Any Retained Liability of Company.
     8.3 Indemnification by Purchaser. Subject to the provisions of this Article 8, Purchaser and Calavo shall jointly and severally indemnify, defend, and hold harmless Company and the Shareholders from and against any and all Losses that Company and the Shareholders may incur based upon, arising out of, relating to, or resulting from:
          (a) Any breach of any representation or warranty of Purchaser or Calavo made in this Agreement (including any schedule delivered pursuant to this Agreement); or

          (b) Any breach of, or failure to perform, any agreement of Purchaser or Calavo that is contained in this Agreement (including any schedule delivered pursuant to this Agreement); or
          (c) Assumed Liabilities (excluding, however, any and all Losses relating to Assumed Liabilities if and to the extent that such Losses (i) are borne on a pro rata basis by Calavo and the Sellers by reason of their Membership Interests in Purchaser and (ii) do not result from any breach of any representation or warranty of Purchaser or Calavo made in this Agreement, including any schedule delivered pursuant to this Agreement, or from any breach of, or failure to perform, any agreement of Purchaser or Calavo that is contained in this Agreement, including any schedule delivered pursuant to this Agreement).
     8.4 Notice of Claims; Contest of Claims.
          (a) If any indemnified party believes that it has incurred any Losses, or if any claim or legal proceeding is instituted by a third party with respect to which any indemnified party intends to claim any Losses under this Article 8, the indemnified party shall notify the indemnifying party. The notice shall describe the Losses, the amount of the Losses, if known, and the method of computation of the Losses, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which the Losses shall have been incurred; and, in the case of a claim or legal proceeding by a third party, shall include a copy of all documents received by the indemnified party in connection therewith and any other information known to the indemnified party with respect to the claim or legal proceeding. The notice shall be given promptly after the indemnified party becomes aware of each such Loss, claim, or legal proceeding, but failure to give such prompt notice shall not affect an indemnifying party’s obligations hereunder except to the extent (if any) that the indemnifying party has suffered Losses as a result of such notification failure.
          (b) With respect to any indemnification notice that does not involve a claim or legal proceeding by a third party, the indemnifying party shall, within thirty days after receipt of such notice of Losses, pay or cause to be paid to the indemnified party the amount of Losses incurred by the indemnified party and described in the notice, subject to Section 8.4(c). With respect to an indemnification notice that involves a claim or legal proceeding by a third party, the indemnifying party shall, within thirty days after receipt of such notice, notify the indemnified party if it elects to conduct and control the defense of the claim or legal proceeding. If the indemnifying party does not so notify the indemnified party of its election to conduct and control the defense of the claim or legal proceeding, the indemnified party shall have the right to defend, contest, settle, or compromise the claim or legal proceeding, and the indemnifying party shall, within thirty days after receipt of notice from the indemnified party, pay to the indemnified party the amount of any Losses resulting from the indemnified party’s liability to the third-party claimant, subject to Section 8.4(c).
          (c) The indemnifying party shall notify the indemnified party within thirty (30) days following its receipt of such notice if the indemnifying party disputes its liability to the indemnified party under this Agreement or the amount of the Losses. If the indemnifying party does not so notify the indemnified party, the claim specified by the indemnified party in such notice shall be conclusively deemed to be a liability of the indemnifying party under this

Agreement, and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If any dispute arises pursuant this Section 8.4, the indemnifying party and the indemnified party shall meet within 10 days of the indemnifying party’s delivery of the notice of such dispute. If they cannot resolve the dispute within 30 days, the indemnifying party and the indemnified party shall resolve such dispute in accordance with Sections 9.13 and 9.14.
          (d) Subject to the provisions of Section 8.4(b) and 8.4(c) and the limitations in this Agreement, the indemnifying party shall have the right to undertake, conduct, and control, through counsel of its own choosing (if such counsel is reasonably acceptable to the indemnified party) and at the sole expense of the indemnifying party, the defense of a claim or legal proceeding brought by a third party. At the expense and request of the indemnifying party, the indemnified party shall cooperate in connection with such defense; the indemnified party shall otherwise be entitled to participate in (but not control) the defense of the claim or legal proceeding at its own expense. So long as the indemnifying party is defending the claim or legal proceeding in good faith and on a reasonable basis, and so long as the indemnified party does not incur any Losses by reason of the defense of the claim or legal proceeding, the indemnified party shall not pay or settle the claim or legal proceeding. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle the claim or legal proceeding at any time, provided that in such event the indemnified party shall waive any right to indemnity therefor by the indemnifying party. The indemnifying party shall not settle the claim or legal proceeding without the written consent of the indemnified party, which shall not be unreasonably withheld; provided, however, that the indemnified party shall not be required to give its consent unless the third-party claimant delivers to the indemnified party an unconditional release of all liability with respect to the claim or legal proceeding.
     8.5 Additional Indemnification Limitations.
          (a) The maximum aggregate indemnification obligation of Company and the Shareholders pursuant to Section 8.2(a), which maximum amount shall be the obligation of each of Company, Elizabeth Nicholson and Eric Nicholson jointly and severally, shall not exceed the sum of the amount of the Purchase Price, including the aggregate amount of Earn-Out Payments that actually become due and owing to which such persons are entitled, plus the amount of any distributions received by Company from Purchaser pursuant to Section 5.6 of the Limited Liability Company Agreement prior to the two year anniversary of the date hereof, which distributions shall not be deemed to include payments made to Elizabeth Nicholson pursuant to the Employment Agreement or payments made as “Tax Distributions” pursuant to Section 5.5 of the Limited Liability Company Agreement. The maximum aggregate indemnification obligation of Purchaser and Calavo pursuant to Section 8.3(a) shall not exceed the amount of the Purchase Price, including the aggregate amount of Earn-Out Payments that actually become due and owing to which Company becomes entitled, plus the amount of any distributions received by Calavo from Purchaser pursuant to Section 5.6 of the Limited Liability Company Agreement prior to the two year anniversary of the date hereof, which distributions shall not be deemed to include payments made to Calavo as payments for services or payments made as “Tax Distributions” pursuant to Section 5.5 of the Limited Liability Company Agreement; provided, however, that the maximum aggregate indemnification obligation of Purchaser and Calavo with respect to Losses incurred by Company and the Shareholders as a result of Purchaser’s or Calavo’s breach of Section 4.11 (Orders, Actions or Agreements Affecting the Ability of the Company to Operate) shall be Eight Million Dollars ($8,000,000).
          (b) No claims shall be made by Purchaser or Calavo for indemnification from Company or the Shareholders pursuant to Section 8.2(a) unless and until the aggregate amount of the Losses incurred by Purchaser and/or Calavo in the aggregate exceeds $50,000, in which event Company and the Shareholder shall become liable only for Losses in excess of $50,000.
          (c) The indemnification limitations described in Section 8.5(b) shall not apply to a claim that is made under Section 8.2(b) based upon an alleged breach of, or failure to perform, any agreement of Company or either Shareholder, or under Section 8.2(c).
          (d) The amount of any recovery by an indemnified party pursuant to this Article 8 shall be net of any insurance proceeds recoverable by the indemnified party (but not to the extent that such proceeds are repaid by the indemnified party through increased insurance premiums) and net of any tax benefits as part of determining Losses. Any indemnification payment made pursuant to this Agreement shall be treated by the parties to this Agreement as an adjustment to the Purchase Price for Tax purposes.
          (e) This Article 8 of this Agreement sets forth the sole and exclusive remedies of Purchaser and Calavo, on the one hand, and of Sellers, on the other hand, for monetary damages after the Closing arising out of a breach of this Agreement by the other party or parties. Nothing herein restricts or prevents the right of any party to pursue causes of action for which equitable relief is sought.
          (f) If Purchaser or Calavo becomes entitled to receive an indemnification payment under the terms of this Article 8, Purchaser shall have the right to apply any unpaid Earn Out Payments that are otherwise payable to Company pursuant to Section 2.4 above as an offset against, and in full or partial satisfaction of, the amounts that are owed to Purchaser or Calavo pursuant to the indemnification provisions of this Article 8; provided, that any such offset must be based on a good faith estimate of the amount of Losses by Purchaser, and if the Earn-Out Payments are offset and the indemnification claim is later determined to be invalid, Purchaser will promptly pay the amount of offset Earn Out Payment plus 10% interest from the date the Earn Out Payment was due to the date paid. However, the amount or duration of the indemnification obligations pursuant to this Article 8 shall not be limited to the Earn Out Payments.
ARTICLE 9
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications required or permitted by this Agreement to be given by one party to another party shall be delivered in writing, by registered or certified United States mail (postage prepaid and return receipt requested), by reputable overnight delivery service, or by facsimile transmission, and addressed as follows:

Calavo:
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060
Attention: Chief Financial Officer
Purchaser:
c/o Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060
Attention: Chief Financial Officer
Company:
Lisa’s Salsa Company
2124 University Avenue W
St. Paul, Minnesota 55114
Shareholders:
Lisa and Eric Nicholson
[***]
or such other address or facsimile number as the party may designate to the other parties to this Agreement. Any such notice or communication that is sent in the foregoing manner shall be deemed to have been delivered upon actual receipt by facsimile transmission, or three days after deposit in the United States mail, or one day after delivery to an overnight delivery service.
     9.2 Amendments and Termination; Entire Agreement. This Agreement may be amended or terminated only by a writing executed by each party to this Agreement. Together with the Disclosure Schedule, any and all exhibits and schedules to this Agreement and the Ancillary Documents, this Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.
     9.3 Incorporation of Exhibits and Schedules. The Disclosure Schedule and any and all exhibits, schedules and Ancillary Documents that are attached to this Agreement are incorporated into this Agreement and shall be deemed to be part of this Agreement.
     9.4 Successors and Assigns. This Agreement shall be binding upon, and shall benefit, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the rights and obligations of Company and the Shareholders are not assignable to another person without Purchaser’s prior written consent, and Calavo and Purchaser shall remain obligated for any Earn-Out Payments regardless of assignment. Subject to the preceding sentences of this paragraph, this Agreement is not intended to benefit any person, or to be enforceable by any person, other than the parties to this Agreement.

     9.5 Calculation of Time. Wherever in this Agreement a period of time is stated in a number of days, unless otherwise stated it shall be deemed to mean calendar days starting with the first day after the event or delivery of notice and ending at the end of the last day of the applicable time period. However, when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday, or legal holiday.
     9.6 Further Assurances. Each party to this Agreement shall perform any further acts and execute and deliver any further documents that may be requested by another party and that are reasonably necessary to carry out the provisions of this Agreement.
     9.7 Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal, or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     9.8 Waiver of Rights. No party to this Agreement shall be deemed to have waived any right or remedy that it has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired or unless such party has expressly waived the same in writing. The waiver by any party of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.
     9.9 Headings; Gender and Number; Interpretation.
          (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.
          (b) Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular, and pronouns of one gender shall be deemed to comprehend either or both of the other genders.
          (c) The terms “hereof,” “herein,” “hereby,” and variations thereof shall, whenever used in this Agreement, refer to this Agreement as a whole and not to any particular section hereof. The term “person” refers to any natural person, corporation, partnership, limited liability company, or other association or entity.
          (d) The words “include,” “includes,” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.” Any statute, rule, or regulation defined or referred to in this Agreement means such statute, rule, or regulation as from time to time amended, including by successor statutes, rules, and regulations.

     9.10 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear its own costs and expenses incurred in connection with this Agreement. Without limiting the generality of the preceding sentence, Purchaser and Calavo shall not be responsible for the payment of costs and expenses (including attorneys’ fees) incurred by any party other than Purchaser or Calavo in negotiating, interpreting, or enforcing this Agreement.
     9.11 Counterparts. This Agreement may be executed in two or more counterparts, and by each party on a separate counterpart, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument. This Agreement may be executed by facsimile or electronic transmission in PDF format.
     9.12 Representation by Counsel. Company and each Shareholder understand and acknowledge that: (1) TroyGould PC (“TroyGould”) has served as counsel to Purchaser and Calavo (and not to them) in connection with this Agreement; (2) they have been advised to consult with their personal attorneys about this Agreement and have had a sufficient opportunity to do so; and (3) no representations have been made to them by Purchaser, Calavo or TroyGould regarding the Tax consequences to them of the consummation of the transactions contemplated by this Agreement. In the event of any dispute between any parties to this Agreement, no presumption or burden of proof shall be imposed on or against a party as a result of the preparation of this Agreement by its counsel.
     9.13 Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to such state’s conflict-of-law principles.
     9.14 Jury Trial. Each party hereto agrees that all rights to a trial by a jury of any claim arising out of or relating to this Agreement are forever and absolutely waived.
     9.15 Injunctive Relief. Each party to this Agreement is entitled to bring an action for temporary or preliminary injunctive relief at any time in any court of competent jurisdiction in order to prevent immeasurable and irreparable injury that might result from a breach of this Agreement.
     9.16 Equity Holder Approval. The Shareholders, by executing this Agreement, are authorizing and approving the sale of the Transferred Assets and the transactions contemplated by this Agreement. Elizabeth Nicholson and Eric Nicholson, as the sole directors of Company, are hereby approving this Agreement and the transactions contemplated hereby in their capacity as Director of Company. Calavo, as the sole equity holder of Purchaser, by executing this Agreement, is authorizing and approving the purchase of the Transferred Assets and the transactions contemplated by this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, Calavo, Purchaser, Company and the Shareholders have executed and delivered this Agreement as of the date first written above.

CALAVO: Calavo Growers, Inc.
By:	/s/ Lecil E. Cole
	Name:	Lecil E. Cole
	Title:	Chief Executive Officer

PURCHASER: Calavo Salsa Lisa, LLC
By:	/s/ Lecil E. Cole
	Name:	Lecil E. Cole
	Title:	Chief Executive Officer

COMPANY: LISA’S SALSA COMPANY
By:	/s/ Elizabeth Nicholson
	Name:	Elizabeth (“Lisa”) Nicholson
	Title:	President

SHAREHOLDERS:
By:	/s/ Elizabeth Nicholson
Elizabeth (“Lisa”) Nicholson

By:	/s/ Eric Nicholson
Eric Nicholson

EXHIBIT A
LIMITED LIABILITY COMPANY AGREEMENT
(Filed Separately)

EXHIBIT B
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of February 8, 2010, by and between Calavo Salsa Lisa, LLC, a Delaware limited liability company (the “Employer”), and Elizabeth Nicholson (the “Employee”).
RECITALS
     A. The Employer, Calavo Growers, Inc., a California corporation (“Calavo”), Lisa’s Salsa Company, a Minnesota corporation (“LSC”), the Employee and her husband, Eric Nicholson, are parties to an Asset Purchase and Contribution Agreement dated as of February 8, 2010 (the “Asset Purchase Agreement”) pursuant to which the Employer purchased the business and substantially all of the assets of LSC. The business of LSC consisted of the manufacture and marketing of salsa, and the Employer currently engages in such acquired business. The Employee is the Chief Executive Officer of LSC, and the Employee and her husband are the sole owners of LSC. The Employer desires to hire the Employee to serve as its Director of Salsa Design and Production.
     B. Calavo owns 65.0% of the outstanding equity interests of the Employer, and LSC owns 35.0% of the outstanding equity interests of the Employer. The Employer’s management and operations are governed by an Amended and Restated Limited Liability Company Operating Agreement dated as of February 8, 2010 among Calavo, LSC, the Employer, the Employee and Eric Nicholson (the “LLC Agreement”).
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Employer and the Employee hereby agree as follows:
1.	EMPLOYMENT.
          (a) Term of Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment with the Employer (“Employment”), in accordance with the terms and conditions of this Agreement. The term of the Employee’s Employment under this Agreement (the “Term of Employment”) shall commence on the date of this Agreement and shall end on the Employment termination date that is specified in writing by either the Employer or the Employee to the other party.
          (b) At Will Employment. The Employer has the right to terminate the Employee’s Employment at any time, with or without prior notice, and with or without cause and for any reason or for no specified reason. The Employee has the right to terminate her Employment at any time, with or without prior notice. The Employee is employed by the Employer “at will,” and this Agreement does not provide the Employee with any right to continue in the Employment of the Employer for any minimum or specified period.

1

2.	POSITION, DUTIES, AUTHORITY AND EXCLUSIVITY OF SERVICES.
          (a) Position. During the Term of Employment, the Employee shall serve as the Employer’s Director of Salsa Design and Production (or such other title as the parties may mutually agree upon from time to time).
          (b) Reporting. The Employee shall report on a day-to-day basis directly to, and shall be subject to the supervision and direction of, such officer of the Employer (the “Designated Officer”) as is designated to the Employee from time to time by the Employer’s Chief Executive Officer. Unless and until otherwise designated by the Chief Executive Officer, the Designated Officer to whom the Employee shall report shall be Alan Ahmer.
          (c) Duties, Responsibilities and Authority. The Employee’s duties, responsibilities and authority shall consist of overseeing the production of salsa at the Employer’s manufacturing facility in St. Paul, Minnesota and participating in the Employer’s product development and sales and marketing efforts. The Employee shall be responsible for diligently and competently performing all services and acts that are necessary or advisable to fulfill those duties and responsibilities and shall render such services on the terms set forth in this Agreement. The Employee shall at all times be subject to, observe and carry out such reasonable employment-related rules, regulations and policies as the Employer’s Executive Committee, Chief Executive Officer or Designated Officer may from time to time establish for the Employer’s employees, including, without limitation, Calavo’s code of ethics.
          (d) Principal Business Office. Without restricting any requirement that the Employee engage in reasonable business-related travel, the principal location in which the Employee shall be required to perform her duties and responsibilities shall be St. Paul, Minnesota.
          (e) Exclusivity of Services. Except for sick leave that is permitted under the Employer’s rules, regulations and policies and except for the paid vacation time that is described in Section 4(c), the Employee shall, throughout the Term of Employment, devote substantially all of her attention and time during the Employer’s normal business hours to serving in the position described in Section 2(a) and to the performance of her duties and responsibilities in good faith and to the best of her ability. So long as the Employee does not violate any of the confidentiality, noncompetition or unfair competition provisions of Section 6 or fail to perform her duties and responsibilities under this Agreement, the Employee shall be permitted reasonable time to make and manage her personal business investments and to serve on civic, educational and charitable boards and committees. The Employee shall not serve on the board of directors of any for-profit entity without the prior written consent of the Employer’s Employee Committee.
3.	COMPENSATION.
          (a) Base Salary.
               (i) For services rendered during the Term of Employment, the Employer shall pay to the Employee an annual base salary (the “Base Salary”) of not less than $50,000, payable in regular installments in accordance with the Employer’s customary payroll practices for employees. If the Employee is entitled to receive Base Salary for any period that is

2

less than one calendar month, the Base Salary for such period shall be computed by prorating the annual Base Salary over such period based upon the actual number of days therein.
               (ii) Notwithstanding Section 3(a)(i):
•	If and when the Employer’s net sales for any fiscal year during the Term of Employment are at least $4,000,000, the Base Salary shall be $60,000, effective as of the beginning of the immediately following fiscal year;

•	If and when the Employer’s net sales for any fiscal year during the Term of Employment are at least $6,000,000, the Base Salary shall be $70,000, effective as of the beginning of the immediately following fiscal year; and

•	If and when the Employer’s net sales for any fiscal year during the Term of Employment are at least $8,000,000, the Base Salary shall be $81,000, effective as of the beginning of the immediately following fiscal year.
               (iii) For purposes of Section 3(a)(ii), the Employer’s “net sales” shall be determined by the Employer (in consultation with Calavo) in accordance with the generally accepted accounting principles used by Calavo in determining its net sales reported in its audited financial statements for the applicable fiscal year. As of the date of this Agreement, the Employer’s fiscal year ends on October 31; the Employer promptly shall notify the Employee if the Employer subsequently changes its fiscal year.
          (b) Annual Bonus.
               (i) Subject to the terms of this Agreement, with respect to each of the Employer’s fiscal years that ends during the Term of Employment, the Employee shall be entitled to receive from the Employer an annual performance bonus (the “Annual Bonus”) equal to four percent (4.0%) of the Employer’s pre-tax income (if any) for such fiscal year; provided, however, that, beginning with the second fiscal year that ends during the Term of Employment, the Employee shall be entitled to receive the Annual Bonus only if the Employer’s pre-tax income for such fiscal year is at least ten percent (10.0%) greater than the Employer’s pre-tax income for its immediately preceding fiscal year. For example, if the Employer’s pre-tax income is $1,000,000 for the fiscal year ending October 31, 2010 and $1,000,000 for the fiscal year ending October 31, 2011, the Employee shall be entitled to an Annual Bonus of $40,000 for the 2010 fiscal year but shall not be entitled to an Annual Bonus for the 2011 fiscal year since the pre-tax income for the 2011 fiscal year was not at least 10.0% greater than the pre-tax income for the 2010 fiscal year.
               (ii) The Employer shall pay each Annual Bonus to the Employee within fifteen days after Calavo’s receipt of the signed report from its independent registered public accounting firm regarding such firm’s audit of Calavo’s financial statements for the applicable fiscal year. For purposes of Section 3(b)(i), the Employer’s “pre-tax income” shall be

3

determined by the Employer (in consultation with Calavo) in accordance with the generally accepted accounting principles used by Calavo in determining its pre-tax income reported in its audited financial statements for the applicable fiscal year and, consistent with the manner in which Calavo calculates its pre-tax income, the Employer’s pre-tax income shall be calculated by deducting the Employer’s cost of sales, selling, general and administrative expenses, interest expense, depreciation expense and other expenses from its net sales for the applicable fiscal year. Furthermore, consistent with the manner in which Calavo calculates the amount of an income-based annual bonus that is owed to a Calavo employee, the Employer’s pre-tax income for each fiscal year shall be calculated by deducting the estimated amount of the Annual Bonus that is payable to the Employee for such fiscal year under this Agreement.
          (c) Withholding. All Base Salary, Annual Bonuses and other payments to be made to the Employee under this Agreement are subject to the Employer’s right to make customary and applicable deductions and withholdings, including, without limitation, for federal and state taxes, FICA, Medicaid and other customary payroll activities.
          (d) Equity Interests in Calavo and the Employer. The Employee acknowledges and agrees that neither Calavo nor the Employer has made any representations or promises to her regarding her receipt of (1) stock options or other rights to acquire shares of Calavo common stock under an employee stock plan or otherwise or (2) equity interests in the Employer (other than the equity interest currently held by LSC), and that nothing in this Agreement entitles her to any such stock options, shares or other equity interests.
4.	EMPLOYEE BENEFITS, EXPENSE REIMBURSEMENT, VACATIONS AND CAR LEASE ALLOWANCE.
          (a) Employee Benefits. During the Term of Employment, the Employee shall be entitled to receive all benefits for which she is otherwise eligible under any and all deferred compensation plans, life, disability, health, accident and other insurance programs and similar employee benefit plans and programs (if any) that the Employer elects in its sole discretion to provide from time to time to its employees (collectively referred to herein as the “Benefits”). However, the Employer reserves the right to terminate, reduce or otherwise amend any or all of the Benefits from time to time so long as such action applies generally to all of its employees. Except as otherwise required by applicable law with respect to continued “COBRA” group health care coverage and except as expressly required by the terms of the Employer’s life, disability, health, accident and other insurance programs and similar employee benefit plans and programs, the Employee’s right to receive Benefits shall terminate upon the termination of her Employment for any reason.
          (b) Business Expense Reimbursement and Office. Provided that the Employee provides appropriate documentation of her expenses, the Employee shall be entitled to receive full reimbursement for all reasonable out-of-pocket business expenses that are incurred by her during the Term of Employment in accordance with the policies and procedures established from time to time by the Employer. During the Term of Employment, the Employee shall be provided with reasonable office space at the Employer’s expense. The Employee’s rights under this Section 4(b) shall terminate as of the date that her Employment terminates for

4

any reason, provided that the Employer shall remain obligated to reimburse the Employee for any such expenses that were properly incurred by her during the Term of Employment.
          (c) Vacations. During each of the first four calendar years in the Term of Employment, the Employee shall be entitled to take fifteen days of paid vacation time; the Employee shall be entitled to take twenty days of paid vacation time during each calendar year beginning with the fifth calendar year in which the Employee serves as an employee of the Employer. The Employee shall also be entitled to take paid vacation time with respect to firm-wide vacation days and “floating holidays” that are listed on the holiday schedule that the Employer distributes to its employees on an annual basis. The Employee shall be entitled to accrue unused vacation time only in accordance with the Employer’s vacation accrual policy for its employees. Within ten days after the termination of the Employee’s Employment for any reason, the Employer shall make a payment to the Employee for any properly accrued but unused vacation time based upon her Base Salary in effect as of the date of her Employment termination.
          (d) Car Lease Allowance. During the Term of Employment, the Employer shall pay to the Employee a monthly car lease allowance of $600. The Employee’s rights under this Section 4(d) shall terminate as of the date that her Employment terminates for any reason, provided that, within ten days after the termination of the Employee’s Employment, the Employer shall make a payment to the Employee for any accrued but unpaid car allowance payments covering the Term of Employment.
5.	POST-EMPLOYMENT COMPENSATION.
          (a) General. Except as specifically provided in this Agreement, the Employer shall have no obligation to make any compensation, severance or other payments to the Employee, or to provide any other benefits to the Employee, after the date of the termination of the Employee’s Employment for any reason. The termination of the Employee’s Employment shall not affect the right of LSC to receive payments to which it is entitled under the terms and conditions of (1) the Asset Purchase Agreement by reason of the sale of LSC’s assets to the Employer or (2) the LLC Agreement by reason of LSC’s status as a member of the Employer.
          (b) Base Salary. Upon the termination of the Employee’s Employment for any reason, the Employee shall not be entitled to receive any additional Base Salary payments from the Employer except:
               (i) The Employee shall have the right to receive any earned but unpaid Base Salary as of the date of the Employment termination, which the Employer shall pay within ten days after the Employee’s Employment termination date; and
               (ii) If the Employer terminates the Employee’s Employment without Cause (as defined in Section 5(b)(iii) below) prior to the two-year anniversary of the date of this Agreement, or if the Employee terminates her Employment for Good Reason (as defined in Section 5(b)(iv) below) prior to the two-year anniversary of the date of this Agreement, then the Employer shall also make a lump sum payment to the Employee in an amount equal to her annual Base Salary that is in effect on the Employment termination date, payable by the Employer within ten days after the Employment termination date and subject to the Employer’s

5

right to make customary and applicable deductions and withholdings, including, without limitation, for federal and state taxes, FICA, Medicaid and other customary payroll activities. The Employee shall not be entitled to receive the payment described in this paragraph if the Employer terminates the Employee’s Employment for Cause, or if she terminates her Employment other than for Good Reason, prior to the two-year anniversary of the date of this Agreement; and the Employee shall not be entitled to receive the payment described in this paragraph if her Employment terminates for any reason on or after the two-year anniversary of the date of this Agreement.
               (iii) For purposes of this Agreement, “Cause” means: (1) willful misconduct by the Employee with respect to the Employer that has a material adverse effect on the Employer and which misconduct is not cured within thirty days after written notice of such misconduct is given by the Employer to the Employee; (2) the Employee’s willful refusal to attempt to follow the proper written direction of the Chief Executive Officer or the Designated Officer unless the Employee has a good faith reason to believe that such direction is illegal or is a violation of the Employer’s rules, regulations and policies, which refusal shall continue for a period of at least thirty days after written notice of such refusal is given by the Employer to the Employee; (3) the substantial and continuing refusal by the Employee to attempt to perform her duties required under this Agreement after written notice of demand for performance of such duties is delivered to the Employee by the Employer (which notice must specifically identify the manner in which the Employer believes the Employee has substantially and continually refused to attempt to perform her duties under this Agreement) and after the Employee has failed to cure such refusal to attempt to perform her duties for at least thirty days after her receipt of such notice; (4) the Employee’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than a felony involving a traffic violation); (5) the Employee’s theft, embezzlement or other criminal misappropriation of funds from the Employer; or (6) the Employee’s willful breach of any other material provision of this Agreement (including, without limitation, Section 6, entitled Confidentiality and Unfair Competition), which breach is not cured by the Employee within thirty days after written notice of such breach is given by the Employer to the Employee. For purposes of this paragraph, no act, or failure to act, on the Employee’s part will be considered “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Employer.
               (iv) For purposes of this Agreement, “Good Reason” means the occurrence, without the Employee’s written consent, of any of the following: (1) a material demotion in the duties of the Employee, if the Employee’s duties are not restored by the Employer within thirty days after written notice is given by the Employee to the Employer; (2) a change in the Employee’s duties requiring her to perform the majority of her hours of Employment more than 35 miles from St. Paul, Minnesota, if the Employer fails to remedy such change within thirty days after written notice is given by the Employee to the Employer; (3) any breach by the Employer of any material provision of this Agreement, which breach is not cured by the Employer within thirty days after written notice of such breach is given by the Employee to the Employer; or (4) the failure of any successor to the Employer (whether direct or indirect or whether by merger, acquisition of assets, consolidation or otherwise) to assume in a writing delivered to the Employee the obligations of the Employer under this Agreement, if such assumption agreement is not delivered to the Employee within ten days after she provides the

6

successor to the Employer with written notice of her desire to receive such agreement. Notwithstanding the foregoing, the Employee shall be deemed to have terminated her Employment for Good Reason for purposes of this Agreement only if she terminates her Employment within thirty days after the occurrence of the event described in this paragraph that permits her to terminate her Employment for Good Reason.
          (c) Annual Bonus.
               (i) Upon the termination of the Employee’s Employment for any reason, the Employee shall be entitled to receive any earned but unpaid Annual Bonus for a fiscal year of the Employer that ended on or before the date of her Employment termination, calculated and payable in the manner and by the date described in Section 3(b).
               (ii) If the Employee’s Employment terminates for any reason prior to the completion of any fiscal year of the Employer, the Employee shall be entitled to receive an Annual Bonus upon the subsequent completion of the fiscal year in which her Employment terminates, calculated and payable in the manner and by the date described in Section 3(b) except that the amount of the Annual Bonus that is owed to the Employee shall equal (1) the amount of the Annual Bonus that would have been payable to the Employee if she had served as an employee under this Agreement for the entire fiscal year, (2) multiplied by a fraction, the numerator of which shall be the number of days in such fiscal year in which she was employed under this Agreement and the denominator of which shall be 365. For example, if the Employee was employed for 200 days in a fiscal year in which she would have received an Annual Bonus of $50,000 if she had been employed for the entire fiscal year, the Employee shall be entitled to receive an Annual Bonus equal to $27,397.26 ($50,000 x 200/365). Notwithstanding the foregoing, the Employee shall not be entitled to receive an Annual Bonus for a fiscal year that ends after the termination of her Employment (other than the Employer’s 2010 fiscal year, if her Employment terminates prior to October 31, 2010) unless the Employer’s pre-tax income for such fiscal year is at least 10.0% greater than the Employer’s pre-tax income for its immediately preceding fiscal year.
               (iii) Except as described in Section 5(c)(ii), the Employee shall not be entitled to receive an Annual Bonus payment or any other payment with respect to a fiscal year of the Employer that ends after the termination of her Employment for any reason.
6.	CONFIDENTIALITY; UNFAIR COMPETITION.
          (a) Confidentiality. The Employee shall at no time, either during her Employment or after the termination of her Employment for any reason, use or disclose to any person, directly or indirectly, any confidential or proprietary information concerning the business of the Employer or Calavo (including Calavo’s subsidiaries), including, without limitation, any salsa recipe of the Employer or Calavo or any other business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or customer list, except to the extent that such use or disclosure is (1) necessary to the performance of the Employee’s Employment during the period that she is so employed, (2) required by an order of a court of competent jurisdiction, or (3) authorized in writing by the Employer’s Chief Executive Officer or Designated Officer. The prohibition that is contained in

7

the preceding sentence shall not apply to any information that is or becomes generally available to the public other than through a disclosure by the Employee or by a person acting in concert with her. Within five days after the termination of her Employment, the Employee shall return to the Employer or Calavo all memoranda, notes and other documents in her possession or control that relate to the confidential information of the Employer or Calavo. Upon the Employer’s request, the Employee agrees to execute and deliver to the Employer any form of confidentiality agreement that the Employer or Calavo requires generally from its employees.
          (b) Competition During the Term of Employment. During her Employment, the Employee shall not, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, shareholder or otherwise), (1) hire (or solicit for the purpose of hiring) or cause any other person to hire (or solicit for the purpose of hiring) any employee or officer of the Employer or Calavo or of any Calavo subsidiary or (2) compete in any manner with the business then being conducted by the Employer or Calavo or by any Calavo subsidiary. The prohibition that is set forth in the preceding sentence shall not be construed as prohibiting the Employee from acquiring and owning up to one percent of the outstanding common stock of any corporation whose common stock is traded on a national securities exchange.
          (c) Unfair Competition After the Term of Employment. During the twelve-month period that immediately follows the termination of the Employee’s Employment for any reason, in order to prevent the Employee from competing unfairly with the Employer, the Employee shall not, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, shareholder or otherwise), hire (or solicit for the purpose of hiring) or cause any other person to hire (or solicit for the purpose of hiring) any person who is an employee or officer of the Employer or Calavo or of any Calavo subsidiary during such twelve-month period.
          (d) Remedies. If the Employee breaches any of the provisions of this Section 6 or if the Employee breaches any of the terms of any other confidentiality or unfair competition agreement that she may enter into with the Employer, the Employer may, among its other remedies and notwithstanding any provision to the contrary in this Agreement, terminate all payments that are otherwise owed to the Employee under this Agreement, and the Employer shall be relieved of any obligation to make such payments to the Employee. Furthermore, the Employee acknowledges that damages and such termination of payments would be an inadequate remedy for her breach of any of the provisions of this Section 6, and that her breach of any of such provisions will result in immeasurable and irreparable harm to the Employer. Therefore, in addition to any other remedy to which the Employer may be entitled by reason of the Employee’s breach of any such provision, the Employer shall be entitled to seek and obtain temporary, preliminary and permanent injunctive relief from any court of competent jurisdiction restraining the Employee from committing or continuing any breach of any provision of this Section 6.
          (e) Other Noncompetition Covenants. The provisions of this Section 6 shall not diminish or otherwise affect any of the noncompetition covenants or other covenants that the Employee or LSC has given pursuant to the Asset Purchase Agreement or the LLC Agreement.

8

          (f) Effect of the Purchase of Calavo’s Interest in the Employer. If the entire ownership interest that Calavo holds in the Employer is purchased by LSC, by the Employee, or by one or more of LSC’s Permitted Transferees (as such term is defined in the LLC Agreement), then, effective on the closing date of the sale of Calavo’s ownership interest:
               (i) The provisions of Section 6(a) of this Agreement that prohibit the Employee’s use or disclosure of the Employer’s confidential or proprietary information shall terminate, but the provisions of Section 6(a) that prohibit the Employee’s use or disclosure of other confidential or proprietary information of Calavo or of any subsidiary of Calavo (excluding the Employer) shall continue in full force and effect;
               (ii) The provisions of Section 6(b) of this Agreement shall terminate in their entirety; and
               (iii) The provisions of Section 6(c) of this Agreement that prohibit the Employee from hiring (or soliciting for the purpose of hiring), or causing any other person to hire (or solicit for the purpose of hiring), specified employees and officers shall terminate with respect to persons who were or are employees or officers of the Employer, but such provisions shall continue in full force and effect for all other specified employees and officers of Calavo or of any subsidiary of Calavo (excluding the Employer).
7.	GENERAL PROVISIONS.
          (a) Entire Agreement. This Agreement (and any separate confidentiality agreements that may be entered into between the Employer and the Employee) constitutes the entire agreement of the Employer and the Employee relating to the terms and conditions of the Employee’s Employment and supersedes all prior oral and written understandings and agreements relating to such subject matter. However, this Agreement does not modify or terminate any provision of the Asset Purchase Agreement or the LLC Agreement.
          (b) Notices. All notices required or permitted by this Agreement to be given by one party to the other party shall be delivered in writing, by registered or certified United States mail (postage prepaid and return receipt requested) or by reputable overnight delivery service, to the Employer or the Employee, as applicable, at the address that appears on the signature page of this Agreement (or to such other address that one party gives the other in the foregoing manner). Any such notice that is sent in the foregoing manner shall be deemed to have been delivered three days after deposit in the United States mail or one day after delivery to an overnight delivery service.
          (c) Expenses. Each party to this Agreement shall bear its own costs and expenses (including, without limitation, attorneys’ fees) incurred in connection with this Agreement.
          (d) Amendment and Termination. This Agreement may be amended or terminated only pursuant to a writing executed by the Employer and the Employee.
          (e) Successors and Assigns. This Agreement shall be binding upon, and shall benefit, the Employer and the Employee and their respective successors and assigns

9

(including, without limitation, the Employee’s personal representative and beneficiaries and any corporation or other entity into which the Employer is merged); provided, however, that the Employee is not entitled to assign her obligations hereunder to another person.
          (f) Calculation of Time. Wherever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.
          (g) Further Assurances. Each of the Employer and the Employee shall perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.
          (h) Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.
          (i) Waiver of Rights. Neither party shall be deemed to have waived any right or remedy that it has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired or unless such party has expressly waived the same in writing. The waiver by either party of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.
          (j) Headings; Gender and Number. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular, and pronouns of one gender shall be deemed to comprehend either or both of the other genders. The terms “hereof,” “herein,” “hereby” and variations thereof shall, whenever used in this Agreement, refer to this Agreement as a whole and not to any particular section of this Agreement. The term “person” refers to any natural person, corporation, partnership, limited liability company or other association or entity, as applicable.
          (k) Representation of the Employee; Interpretation of This Agreement. The Employee acknowledges and agrees that she has had an adequate opportunity to review this Agreement with her counsel prior to executing this Agreement, and that she is freely entering into this Agreement without coercion from any source. The Employer and the Employee have negotiated the terms of this Agreement, and the language used herein was chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing the instrument to be drafted.

10

          (l) Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic transmission in PDF format, each of which will be deemed an original but both of which together will constitute a single instrument.
          (m) Governing Laws; Jury Trial Waiver. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to such state’s conflict-of-law principles. Each party agrees that all rights to a trial by a jury of any claim arising out of or relating to this Agreement are forever and absolutely waived.
(Signature Page Follows)

11

     IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first written above.

CALAVO SALSA LISA, LLC
By:	/s/ Lecil E. Cole
Lecil E. Cole
Chief Executive Officer

Address: c/o Calavo Growers, Inc. 1141A Cummings Road Santa Paula, California 93060 Attention: Chief Financial Officer

/s/ Elizabeth Nicholson
ELIZABETH NICHOLSON
Address: [***]

12

EXHIBIT C
FORM OF CODE OF BUSINESS CONDUCT AND ETHICS AGREEMENT

The First Name in Avocados
CALAVO GROWERS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Bi-Lingual Version (Version Bilingue)

English Version	(Versión en Espanol) Spanish Version

Introduction	Introducción

Calavo Growers, Inc. intends to conduct its business honestly and ethically wherever we operate in the world. We will constantly improve the quality of our services, products and operations and will maintain a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of our directors, officers or employees or their affiliates is in the Company’s best interest. Calavo will not compromise its principles for short-term advantage. The honest and ethical performance of this Company is the sum of the ethics of the men and women who work here. Thus, we are all expected to adhere to high standards of personal integrity.
Calavo Growers, Inc. intenta conducir sus negocios honesta y eticamente dondequiera que opere en el mundo. Constantemente, mejorara la calidad de sus servicios, productos y operaciones y mantendrá una reputación de honestidad, justicia, respecto, responsabilidad, integridad, confianza y legitimo juicio en los negocios. No es el mejor interés de la empresa, la conducta unetical o ilegal por parte de nuestros directores, oficiales o empleados o de sus afiliadas. Calavo no compromete estos principios para tomar ventaja en el corto plazo. El desempeno honesto y ético de la empresa es la suma de la ética de hombres y mujeres que trabajan aquí. Por tanto se espera que todos se adhieran a altos estándares de integridad personal.

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Calavo. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by Calavo’s agents and representatives, including consultants.

As required by applicable law and Nasdaq regulations, this Code will be filed with the Securities and Exchange Commission (the “SEC”), posted on the Company’s website or otherwise made available for examination by our shareholders.
Este código de conducta y ética en los negocios (“el código”) cubre un gran rango de procedimientos y practicas en los negocios. No cubre todos los aspectos que puedan ocurrir, pero si establece los principios básicos que guían a todos los directores, oficiales y empleados de CALAVO. Todos nuestros directores, oficiales y empleados deben conducirse apropiadamente y tratar de evitar cualquier apariencia de comportamiento incorrecto. Este código será proveído y seguido por los agentes, representantes y consultores de Calavo.

Como es requerido y aplicable por ley y por los reglamentos del Nasdaq, este código, deberá ser sometido a la Comisión de Intercambio de Valores (Securities and Exchange Commission SEC), debe ser desplegado en el sitio WEB de la empresaa, o de otra forma estar disponible para su revisión por los accionistas.

1. Compliance with Laws, Rules and Regulations.	1. Acatamiento de leyes, reglas y reglamentos.

Obeying the law, both in letter and in spirit, is the foundation on which Calavo’s ethical standards are built. All directors, officers and employees must respect and obey the laws of the United States and of the cities, states and foreign countries in which we operate. In particular, all directors, officers and employees must comply with federal securities laws, rules and regulations that govern Calavo, and they must obey all applicable Equal Employment Opportunity laws and act with respect and responsibility towards others in all of their dealings.
La obediencia de la ley, tanto en papel como en espíritu son el fundamento en el cual los estándares éticos de Calavo fueron construidos. Todos los directores, oficiales y empleados deben respectar las leyes de los Estados Unidos y otras ciudades, estados y países extranjeros en los cuales Calavo opera. In particular, todos los directores, oficiales y empleados deben acatar las leyes federales de valores, reglas y reglamentos que gobiernan Calavo, y además deben obedecer todo lo aplicable a las leyes de igualdad y oportunidad de empleo, y actuar con respeto y responsabilidad con todos los que se relacionan con el negocio.

2. Avoidance of Conflicts of Interest.	2. Evitamiento de conflictos de interés

Calavo’s directors, officers and employees must never permit their personal interests to conflict, or even appear to conflict, with the interests of the company. A “conflict of interest” exists	Los directores, oficiales y empleados de Calavo nunca deben permitir que sus intereses personales estén en conflicto con los

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 1

English Version	(Versión en Espanol) Spanish Version

when a person’s private interest interferes in any way, or even appears to interfere, with Calavo’s interests. A conflict situation can arise when a director, officer or employee takes actions, or has interests, that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with Calavo.
intereses de la empresa. Un “conflicto de intereses” existe cuando un interés privado de una persona interfiere de alguna forma, o aparenta interferir con los intereses de Calavo. Una situación de conflicto se deriva cuando un director, oficial o empleado toma acciones, o tiene intereses, que hagan difícil desempenar su trabajo en forma objetiva y efectiva. Conflictos de intereses también se puede derivar cuando un director, oficial o empleado, o miembro de su familia, recibe beneficios inapropiados como resultado de su posición con Calavo.

For example, it is a conflict of interest for a Calavo director, officer or employee to work simultaneously for a competitor or customer, even as a consultant or board member. Each director, officer and employee must be particularly careful to avoid representing Calavo in any transaction with a third party with whom the director, officer or employee has any outside business affiliation or relationship. The best policy is to avoid any direct or indirect business connection with our customers and competitors, except on our behalf.
Por ejemplo, es un conflicto de intereses para un director, oficial o empleado de Calavo es trabajar simultáneamente para un competidor o cliente, inclusive como consultor o miembro de su junta directiva. Cualquier director, oficial y empleado debe ser particularmente cuidadoso de evitar representar a Calavo en cualquier transacción con otros grupos, con los cuales el tiene relaciones o afiliaciones externas de negocios. La mejor política es evitar cualquier conexión de negocios, directa o indirecta con clientes o competidores, excepto a nombre de Calavo.

Conflicts of interest are prohibited under this Code except in limited cases under guidelines or exceptions specifically approved in advance by the Board of Directors. Since some of our directors, officers and employees grow avocados and other agricultural products and will enter into marketing agreements with Calavo, the Board of Directors will approve such marketing agreements and will not consider them to be a violation or waiver of this Code as long as the terms of the agreements are no more favorable to the directors, officers and employees than agreements that we enter into with third parties.
Conflictos de intereses son prohibidos bajo este código, excepto in casos limitados bajo los lineamientos o excepciones específicamente aprobadas por adelantado por la Junta Directiva. Como algunos directores, oficiales y empleados cultivan aguacates y otros productos agrícolas, ellos entraran en acuerdos de mercadeo con Calavo, la Junta Directiva aprobara esos acuerdos y no serán considerados como una violación a este código, en cuanto los términos del acuerdo no sea mas favorables a los directores, oficiales y empleados que los acuerdos suscritos con otros grupos externos.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or with the Director of Human Resources. The Director’s telephone number and address are set forth in Section 15 below. Any director, officer or employee who becomes aware of any transaction or relationship that is a conflict of interest or a potential conflict of interest should bring it to the attention of the Director of Human Resources.
Conflictos de intereses no siempre están claros. Por tanto si usted tiene alguna pregunta puede consultar con su supervisor o con el Director de Recursos Humanos. El teléfono, y dirección del Director se detallan abajo en la Sección 15. Cualquier director, oficial o empleado quien se entere de alguna transacción o relación que tiene conflicto de intereses o potencial de conflicto de intereses debe llevarlo a la atención del Director de Recursos Humanos.

3. Bribes, Kickbacks and Gifts.	3. Sobornos, pago ilícitos y regalos.

No bribes, kickbacks or other similar remuneration or consideration may be given to any person or organization in order to attract or influence business activity. The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Therefore, this Code strictly prohibits making illegal payments to government officials of any country.
No se permitirán, sobornos, pagos ilícitos, regalos o remuneraciones similares a ninguna persona u organización con tal de atraer o influir en la actividad del negocio. En Estados Unidos, el Acta de Practicas de Corrupción Foránea prohíbe dar cualquier cosa de valor, directa o indirectamente a oficiales de gobiernos extranjeros o candidatos políticos extranjeros con tal de obtener o retener el negocio. Por tanto, este código prohíbe estrictamente hacer pagos ilegales a oficiales de gobierno de cualquier país.

Calavo’s directors, officers and employees are also prohibited from receiving or providing gifts, gratuities, fees or bonuses as an inducement to attract or influence business activity. No entertainment should ever be offered, given or accepted by any Calavo director, officer or employee (or any family member of any such person) in connection with our business activities unless it: (a) is consistent with customary business practices; (b) is not excessive in value; (c) cannot be construed as a bribe or payoff; and (d) does not violate any laws or regulations. Please discuss with your supervisor or our Director of Human Resources any entertainment that you are not certain is
A los directores, oficiales y empleados también se les prohíbe recibir o proveer regalos, gratitudes, bonos, honorarios con tal de influir en la actividad del negocio. Ningún director, oficial o empleado deberá ofrecer o aceptar entretenimiento para el o algún miembro de su familia en conexión con las actividades del negocio al menos que: a) es consistente con las practicas normales del negocio, b) no es excesivo en valor, c) no puede ser construido como soborno o mordida o regalo y d) no viola ningún ley o reglamento. Por favor discuta esto con su supervisor o con la Directora de Recursos Humanos si no esta seguro que algún entretenimiento es apropiado.

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 2

English Version	(Versión en Espanol) Spanish Version

appropriate.

4. Confidential Information.	4. Información Confidencial.

Our directors, officers and employees will often come into contact with, or have possession of, confidential information about Calavo or our suppliers, customers or affiliates, and they must take all appropriate steps to assure that the confidentiality of such information is maintained. Confidential information includes all nonpublic information that might be of use to competitors or harmful to Calavo if disclosed. It also includes nonpublic information that our suppliers, customers or affiliates have entrusted to us.

Confidential information, whether it belongs to Calavo or any of our suppliers, customers or affiliates, may include, among other things, strategic business plans, actual operating results, projections of future operating results, marketing strategies, customer lists, personnel records, proposed acquisitions and divestitures, new investments, changes in dividend policies, the proposed issuance of additional securities, management changes or manufacturing costs, processes and methods. Confidential information about our company and other companies, individuals and entities must be treated with sensitivity and discretion and only be disclosed to persons within Calavo whose positions require use of that information or if disclosure is required by applicable laws, rules and regulations.
Los directores, oficiales y empleados con frecuencia estarán en contacto con, o tienen posesión de información confidencial acerca de Calavo y sus suplidores, clientes o afilados. Ellos debe tomar los pasos apropiados para asegurar que la confidencialidad de tal información es mantenida.

Información confidencial incluye toda la información no pública que podría ser usada por los competidores para afectar a Calavo si es divulgada. También incluye información no pública que suplidores, clientes y afiliados nos confiaron.

Información confidencial, como sea que ella pertenezca a Calavo o cualquiera de sus suplidores, clientes o afiliados, puede incluir entre otras cosas, planes estratégicos del negocio, resultados actuales de operaciones, resultados de proyecciones futuras, estrategias de mercadeo, lista de clientes, registros de personal, propuestas de adquisición del total o porciones de empresas liquidadas, nuevas inversiones, cambios en la política de dividendos, en las propuesta de emisión de valores adicionales, cambios en la gerencia o cambios en los costos, procesos y métodos de manufactura. Información confidencial acerca de la empresas y otras entidades debe ser tratada con sensitividad y discreción y solo debe ser revelada a personas dentro de Calavo en aquellas posiciones donde el use de información o su exposición es requerida por las leyes, reglas y reglamentos.

5. Insider Trading.

(This section applies to corporate and head of CDM only.)

Any misuse of material nonpublic information in connection with trading in Calavo’s securities, or in the securities of another company or entity with which we do business, can expose an individual to civil penalties, criminal fines and a prison term under the Securities Exchange Act of 1934 (the “Exchange Act”) and related laws. Material information is information that a reasonable investor would consider important in a decision to purchase or sell securities of Calavo or of any company or other entity with which we do business. In short, information is material if it could reasonably be expected to affect the price of our stock or the stock of another company or entity. The examples of confidential information that are listed in the preceding paragraph are also examples of information that generally are considered “material”.

Under the Exchange Act, directors, officers and employees who possess material information about Calavo that is not available to the public are considered “insiders”. Spouses, relatives, friends, suppliers, customers, brokers and others outside the company who may have acquired the material nonpublic information directly or indirectly from a director, officer or employee are also considered “insiders”. The Exchange Act and this Code prohibit insiders who possess material nonpublic information about Calavo from trading in, or recommending the sale or purchase of, Calavo’s securities until the end of the second business day after the material information has been disclosed by Calavo to the public through a press release or a report that is filed with the SEC.

The following guidelines should be followed in dealing with material nonpublic information:

•   Until the end of the second business day after material
5. Comercio Interior.

(Esta sección aplica a la corporación y la gerencia de CDM.)

Cualquier uso erróneo de información no publica e material en la conexión con negociar en las seguridades de Calavo, o en las seguridades de otra compañía o entidad con las cuales hacemos negocio, puede exponer a un individuo a las penas civiles, las multas criminales y un término de prisión bajo acto de intercambio de seguridades de 1934 (el “acto del intercambio”) y las leyes relacionadas. La información material es información que un inversionista razonable consideraría importante en una decisión de comprar o vender seguridades de Calavo o de cualquier compañía o de otra entidad con quienes hagamos negocio. La información material si podría razonablemente afectar el precio de nuestra acción o de la acción de otra compañía o entidad. Los ejemplos de la información confidencial que se enumeran en el párrafo precedente son también los ejemplos de la información que consideran en general “material”.

Bajo acto del intercambio, consideran a los directores, a los oficiales y a los empleados que poseen la información material que no esta disponible al público sobre Calavo, como los “iniciados”. Consideran a los esposos, a los parientes, a los amigos, a los surtidores, a los clientes, los corredores y otros fuera de la compañía que pudo haber adquirido la información material no publica, directamente o indirectamente de un director, de un oficial o de un empleado también como los “iniciados”. El acto del intercambio y este código prohíben a los iniciados que poseen la información material no publica sobre Calavo de negociar adentro, o dar recomendación de la venta o de la compra de las seguridades de Calavo hasta el final del segundo día laboral después de que la información material haya sido divulgada por Calavo al público a través de un lanzamiento

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 3

English Version	(Versión en Espanol) Spanish Version

information about Calavo has been publicly disclosed by Calavo through a press release or a report that is filed with the SEC, a director, officer or employee may not disclose the information to any family member or any other person or entity except persons with Calavo whose positions require use of that information.

•   Until the end of the second business day after material information about Calavo has been publicly disclosed in the manner described above, a director, officer or employee who possesses that information may not purchase, sell or otherwise transfer any of the Company’s securities, except pursuant to a written prearranged trading plan that satisfies applicable legal requirements and that has been approved in advance by Calavo’s Chief Financial Officer. This prohibition applies to relatives who live in your household and to corporations, trusts, partnerships and other entities that are under your control.

•   Until the end of the second business day after material information about another company or entity with which we do business has been publicly disclosed in the manner described above, a Calavo director, officer or employee who possesses that information may not purchase, sell or otherwise transfer any securities of the other Company or entity or disclose the material information to anyone except those within Calavo whose positions require use of that information. This prohibition applies to relatives who live in your household and to corporations, trusts, partnerships and other entities that are under your control.

•   A short sale of Calavo’s securities evidences an expectation on the part of the seller that the securities will decline in value, and therefore signals to the market that the seller lacks confidence in Calavo or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the company’s performance. For these reasons, short sales of Calavo’s securities are prohibited by this Code. This prohibition extends to so-called short sales against the box, where the seller may own the securities being sold but may not deliver the securities to cover the sale order.
de prensa o un informe que se archiva con las pautas siguientes de SEC. Las pautas siguientes deben ser seguidas en ocuparse de la información material no publica:

•   Hasta el final del segundo día laboral después de que la información material sobre Calavo haya sido divulgada al público por Calavo a través de un lanzamiento de prensa o un informe que se archiva con el SEC, un director, un oficial o un empleado no podra divulgar la información a cualquier miembro de la familia o cualquier otra persona o entidad excepto personas que trabajan en posiciones de Calavo que requieran uso de esa información.

•   Hasta el extremo del segundo día laboral después de que la información material sobre Calavo se haya divulgado al público de la manera descrita arriba, directores, oficiales o empleados que poseen esa información no podran comprar, vender o transferir de otra manera cualesquiera las seguridades de la compañía, a menos que conforme a un plan que negocia por escrito y satisfaga requisitos legales aplicables y que ha sido aprobado por adelantado por el principal oficial financiero de Calavo. Esta prohibición se aplica a los parientes que viven en su casa y a las corporaciones, las confianzas, las sociedades y otras entidades que están bajo su control.

•   Hasta el extremo del segundo día laboral después de que la información material sobre otra compañía o entidad con quienes hacemos negocio se haya divulgado al público de la manera descrita arriba, directores de Calavo, oficiales, o empleados que poseen esa información, no podran comprar, vender o transferir de otra manera las seguridades de otra compañía o entidad y no podran divulgar la información material a cualquier persona excepto ésos con posiciones dentro de Calavo que requieran uso de esa información. Esta prohibición se aplica a los parientes que viven en su casa y a las corporaciones, las confianzas, las sociedades y otras entidades que están bajo su control.

•   Una venta corta de las seguridades de Calavo rendirá evidencia de una expectativa de parte del vendedor a que las seguridades declinarán en valor, y por lo tanto señala al mercado que el vendedor carece confianza en Calavo y a las perspectivas a corto plazo de Calavo. Además, las ventas cortas pueden reducir el incentivo del vendedor para mejorar el funcionamiento de la compañía. Por estas razones, las ventas cortas de las seguridades de Calavo son prohibidas por este código. Esta prohibición extiende a las ventas cortas supuestas contra la caja, donde el vendedor puede poseer las seguridades que son vendidas pero no puede entregar las seguridades para cubrir la orden de la venta.

6. Public Disclosure of Information Required by the Securities Laws.	6. Exposición pública de la información requerida por las leyes de Valores.

Calavo is a public Company that is required to file various reports and other documents with the SEC. An objective of this Code is to ensure full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or otherwise submit to, the SEC and in the press releases and other public communications that we distribute.
Calavo es una entidad pública y se les es requerido presentar reportes y documentos a la Comisión de Intercambio de Valores (Security Exchange Commission SEC). Uno de los objetivos de este código es asegurar el total de los reportes y documentos que se presentan al SEC sean justo, preciso, puntual y comprensible, así como las notas a la prensa y otras comunicaciones públicas

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 4

English Version	(Versión en Espanol) Spanish Version

The federal securities laws, rules and regulations require Calavo to maintain “disclosure controls and procedures,” which are defined as controls and other procedures that are designed to ensure that financial information and non-financial information that is required to be disclosed by us in the reports that we file with or otherwise submit to the SEC (i) is recorded, processed, summarized and reported within the time periods required by applicable federal securities laws, rules and regulations and (ii) is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, in a manner allowing timely decisions by them regarding required disclosure in the reports.

Some of our directors, officers and employees will be asked to assist management in the preparation and review of the reports that we file with the SEC, including recording, processing, summarizing and reporting to management information for inclusion in these reports. If you are asked to assist in this process, you must comply with all disclosure controls and procedures that are communicated to you by management regarding the preparation of these reports.

You must also perform with diligence any responsibilities that are assigned to you by management in connection with the preparation and review of these reports, and you may be asked to sign a certification to the effect that you have performed your assigned responsibilities.
que Calavo distribuye.

La ley Federal de Valores, reglas y reglamentos requieren a Calavo mantener, divulgar sus controles y procedimientos, los cuales son definidos como controles y otros procedimientos que son designados para asegurar que la información financiera y la información no financiera que es requerida y divulgada en los reportes presentados al SEC, (i) es registrada, procesada , resumida y reportada dentro del tiempo y periodos requeridos aplicados por la ley federal de valores, reglas y reglamentos y (ii) es acumulada y comunicada por nuestra gerencia, incluyendo al Presidente Ejecutivo y al Oficial Mayor Financiero, en tal forma que les permita tomar prontas decisiones en referencia a la divulgación de los reportes.

A algunos de los directores, oficiales y empleados se les pedirán asistir a la gerencial en la preparación y revisión de los reportes que se presentaran al SEC, incluyendo, registro, proceso, resumen y reporte a la gerencia de la información a ser incluido en estos reportes. Si se le pide que asista en este proceso, usted debe de cumplir con todo lo referido en los controles y procedimientos que son comunicados a usted por la gerencia en relación con la preparación de estos reportes. Usted también deberá ejecutar con diligencia cualquier responsabilidad que la gerencia le asigne en conexión con la preparación y revisión de estos reportes, y se le pedirá que firme una certificación de que usted llevo a cabo las responsabilidades asignadas.
SEC regulations impose upon our Chief Executive Officer and Chief Financial Officer various obligations in connection with annual and quarterly reports that we file with the SEC, including responsibility for:

•   Establishing and maintaining disclosure controls and procedures and internal control over financial reporting that, among other things, ensure that material information relating to Calavo is made known to the Chief Executive Officer and Chief Financial Officer on a timely basis;

•   Ensuring that the Company’s internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles;

•   Evaluating on a quarterly basis the effectiveness of Calavo’s disclosure controls and procedures;

•   Disclosing to Calavo’s auditors and audit committee (i) specified deficiencies and weaknesses in the design or operation of the Company’s internal control over financial reporting, (ii) fraud that involves management or other employees who have a significant role in Calavo’s internal control over financial reporting, and (iii) specified changes relating to Calavo’s internal control over financial reporting; and

•   Providing certifications in Calavo’s annual and quarterly reports regarding the above items and other specified matters.

This Code requires our Chief Executive Officer and Chief Financial Officer to carry out their designated responsibilities in connection with our annual and quarterly reports, and this Code requires you, if asked, to assist our executive officers in performing their responsibilities under these SEC regulations.

Las reglamentos del SEC impone sobre el Presidente Ejecutivo y el Oficial Financiero Mayor varias obligaciones en con los reportes trimestrales y anuales que se deben presentar al SEC, incluyendo la responsabilidad por:

•   El establecimiento y mantenimiento y divulgación de los controles y procedimientos de control interno sobre el reporte financiero, que entre otras cosas, asegura que la información material relacionada con Calavo es del conocimiento del Presidente Ejecutivo y del Oficial Mayor Financiero oportunamente.

•   Asegurar que el control interno de la empresa sobre el reporte financiero provee razonable garantía en relación con la fiabilidad del reporte financiero y de la preparación de los estados financieros de conformidad con los principios contables generalmente aceptados.

•   Evaluar trimestralmente la eficacia de la divulgación de los controles y procedimientos.

•   Divulgarlo a los auditores y comité de auditoria de Calavo (i) especialmente deficiencias y debilidades en el diseno u operación de los controles internos de la empresa en el reporte financiero, (ii) fraude que envuelve a la gerencia u otros empleados que tengan un papel significante en el reporte financiero interno (iii) específicante cambios relaciones con el reporte financiero interno, y

     Suministrando certificaciones en los reportes trimestrales y anuales de Calavo en referencia a los puntos mencionados arriba y otros puntos específicos.

Este código de ética requiere que el Presidente Ejecutivo y el Oficial Mayor Financiero ejecuten las responsabilidades designadas en con los reportes trimestrales y anuales, y requiere que usted, si se le pide, asista a los oficiales ejecutivos en ejecutar sus responsabilidades bajo las reglamentos del SEC.

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 5

English Version	(Versión en Espanol) Spanish Version

7. Record-Keeping.	7. Custodia de los registros.

Calavo requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Also, business expense accounts must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Director of Human Resources.

All of Calavo’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal control over financial reporting and disclosure controls and procedures.

All transactions must be recorded in a manner that will present accurately and fairly our financial condition, results of operations and cash flows and that will permit us to prepare financial statements that are accurate, complete and in full compliance with applicable laws, rules and regulations. Unrecorded or “off the books” funds or assets should not be maintained unless expressly permitted by applicable laws, rules and regulations.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memoranda and formal reports.

Records should be retained in accordance with Calavo’s record retention policies, and records should be destroyed only if expressly permitted by our record retention policies and applicable laws, rules and regulations. If you become the subject of a subpoena, lawsuit or governmental investigation relating to your work at Calavo, please notify your supervisor and contact our Director of Human Resources immediately.
Calavo requiere reportar información honesta y precisa para tomar decisiones responsables de negocios. Por ejemplo, solo las horas correctas de trabajo deberán ser reportadas. También, todos los gastos de negocios deben ser documentados y registrados exactamente. Si no esta seguro que cierto gasto es legitimo, pregunte a supervisor o a la Directora de Recursos Humanos.

Todos los libros, registros, cuentas y estados financieros de Calavo, deberán ser mantenidos en suficiente detalle y deberán mostrar exacta y apropiadamente las transacciones de la empresa de conformidad con los requerimientos legales y con el sistema interno de control y la divulgación de controles y procedimientos sobre el reporte financiero, Todas las transacciones deberán ser registradas en forma tal que presente exacta y justamente la condición financiera, resultados de las operaciones y flujos de caja y que le permitan preparar estados financieros exactos, completos y en acatamiento con las leyes , reglas y reglamentos aplicables. Activos sin registrar o fuera de los libros no se deben mantener, al menos permitido expresamente por las leyes, reglar y reglamentos aplicables.

Los registros y comunicaciones algunas veces se hace públicos, y se debe evitar la exageración, comentarios despectivos, conjeturas y características de personas y entidades inapropiadas que puedan ser malentendidos. Esto aplica igualmente a e- mailes, memorandos internos y reportes formales

Los registros deberán ser retenidos de acuerdo con la política de retención de registros de Calavo, y los registros deberán ser destruidos solo si expresamente es permitido por la política de retención de registros y las leyes, reglas y reglamentos aplicables. Si usted es sujeto de una citación, un juicio o una investigación gubernamental relacionada con su trabajo en Calavo, por favor notifique a su supervisor inmediato y póngase en contacto inmediatamente con la Directora de Recursos Humanos

8. Corporate Opportunities.

Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Calavo’s property or confidential information or as a result of their position with Calavo, except upon the prior written consent of the Board of Directors.

No director, officer or employee may use corporate property, information or position for improper personal gain; no director, officer or employee may use Company contacts to advance his or her private business or personal interests at the expense of Calavo or its customers, suppliers or affiliates; and no director, officer or employee may directly or indirectly compete with Calavo. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
8. Oportunidades de la corporación.

A los directores, oficiales y empleados se les prohíbe tomar ventaja para si mismos de las oportunidades que son descubiertas a través del uso de información confidencial de Calavo, o por medio de su posición in Calavo, excepto con consentimiento escrito de la Junta Directiva de Calavo. Ningún director, oficial o empleado deberá usar propiedad de la corporación, información o posición como ganancia personal. Ningún director, oficial o empleado usara contactos de la empresa para tomar ventaja en sus negocios privados y de interés personal, a expensas de Calavo , sus clientes, suplidores y afiliados, y ningún director, oficial o empleado directa o directamente competirá con Calavo. Los Directores, ofíciales y empleados tienen la obligación con la empresa de fomentar intereses legítimos cuando la oportunidad se presente.

9. Competition and Fair Dealing.	9. Competencia y negocios honestos.

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance but never through unethical or illegal business practices.

Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other
Se busca aventajar a la competencia honesta y justamente. Se buscan ventajas competitivas a través de un desempeno superior, pero nunca a través de practicas uneticas o ilegales.

Esta prohibido el robo de información patentada, posesión de secretos del negocio que fueron obtenidos con el consentimiento del dueno, o revelar tales secretos por exempleados y empleados

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 6

English Version	(Versión en Espanol) Spanish Version

companies is prohibited.

Each director, officer and employee should endeavor to respect the rights of and deal fairly with Calavo’s customers, suppliers, competitors and affiliates. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

To maintain the company’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable laws, rules and regulations.
actuales. Cada director, oficial o empleado, deberá esforzarse por respectar los derechos de justa competencia con los clientes, suplidores, competidores y afiliados de Calavo. Ningún director, oficial o empleado deberá de tomar ventaja de ninguna persona a través de manipulación, ocultamiento, abuso de información privilegiada, malinterpretación de hechos materiales o cualquier otra intención de ejercer una practica desleal.

Es esencial mantener la valuable reputación de la empresa, acatamiento con los procesos de calidad y requerimientos de seguridad. En el contexto de ética, calidad requiere que los productos y servicios sea disenados para cumplir con las obligaciones con nuestros clientes. Todas las inspecciones y evaluaciones de documentos deben manejarse de acuerdo con las leyes aplicables, reglas y reglamentos.

10. Protection and Proper Use of Company Assets.	10. Proteción y use correcto de los activos de la empresa

Directors, officers and employees should endeavor to protect Calavo’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment will not be used for non-company business. Incidental personal use of items may be permitted pursuant to written policies approved by the Board of Directors.

The obligation of directors, officers and employees to protect Calavo’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.

Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.
Los directores, oficiales y empleados deberán esforzarse por proteger los activos de la empresa y asegurar su uso eficiente. Robo, descuido, y desperdicio han tenido un impacto directo en la rentabilidad de la empresa. Cualquier sospecha , o incidente de fraude o robo deber ser reportado e investigado inmediatamente . El equipo de la empresa no deberá ser usando para actividades no relacionadas con el negocio. Eventualmente el uso del mismo es permitido según las políticas escritas y aprobadas por la Junta Directiva.

La obligación de los directores, oficiales y empleados es proteger los activos de Calavo incluyendo información patentada. La información patentada incluye la propiedad intelectual tal como secretos del negocio, patentes, marcas registradas, derechos de autor, así como planes de mercadeo y servicio, ideas de manufactura e ingeniería, disenos, base de datos, registros, información salarial, y cualquier otros reportes financieros no publicados. El uso y distribución no autorizada de tal información, viola la política de la empresa. Esto puede resultar en juicios civiles y penalidades criminales.

11. Discrimination and Harassment.	11. Discriminación y hostigamiento.

The diversity of Calavo’s directors, officers and employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.
La diversidad de los directores, de los oficiales y de los empleados de Calavo es un enorme activo. Estamos confiados firmemente a proporcionar oportunidad igual en todos los aspectos del empleo y no toleraremos ninguna discriminación u hostigamiento ilegal. Ejemplos incluyen, los comentarios despectivos basados en las características raciales o étnicas y avances sexuales incómodos.

12. Health and Safety.	12. Salud y Seguridad.

Calavo strives to provide each director, officer and employee with a safe and healthy work environment.

Each director, officer and employee has responsibility for maintaining a safe and healthy workplace for all other persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Directors, officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.
Calavo se esfuerza por proveer a cada director, oficial y empleado con un seguro y saludable ambiente de trabajo. Todo director, oficial y empleado tiene la responsabilidad de mantener un seguro y saludable ambiente de trabajo para otras personas siguiendo las reglas y practicas de salud y seguridad y reportando cualquier accidente, heridas, o equipo o practicas y condiciones peligrosas.

Violencia y amenazas no serán permitidas. Directores, oficiales y empleados deberán reportarse a trabajar en condiciones que estén fuera del uso ilegal de drogas o alcohol. No será tolerado el uso ilegal de drogas y alcohol en el lugar de trabajo.

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 7

English Version	(Versión en Espanol) Spanish Version

13. Waivers and Amendments of the Code.	13. Renuncias y enmiendas a este código.

Only Calavo’s Board of Directors may grant a waiver of any provision of this Code to any director, officer or employee and any such waiver will promptly be publicly disclosed as required by law or Nasdaq regulations.

This Code can be amended only by the Board of Directors, and any such amendment will promptly be publicly disclosed as required by law or Nasdaq regulations
Renuncias o enmiendas a este código puede ser otorgada a cualquier director oficial y empleado por la Junta Directiva de Calavo, y cualquier renuncia será públicamente divulgada como lo es requerido por la ley o por los reglamentos del NASDAQ.

Este código puede ser enmendado solo por la Junta Directiva, y cualquier enmienda será prontamente divulgada y publicada como lo requiere la ley y los reglamentos del NASDAQ.

14. Enforcement of the Code.	14. Aplicación de este código.

A violation of this Code by any director, officer or employee will be subject to disciplinary action, including possible termination of employment. The degree of discipline imposed by Calavo may be influenced by whether the person who violated this Code voluntarily disclosed the violation to Calavo and cooperated with Calavo in any subsequent investigation.

In some cases, a violation of this Code may constitute a criminal offense that is subject to prosecution by federal or state authorities.
Una violación a este código por un director, oficial o empleado será sujeta a acciones disciplinarias, incluyendo la posibilidad de separación del empleo. El grado de disciplina impuesto por Calavo puede ser influido por el hecho de que la persona que violo el código voluntariamente , lo revelo y coopero con Calavo en la investigación subsecuente.

In algunos caso, la violación de este código puede constituir un ofensa criminal y es sujeta de persecución por autoridades federales o estatales.

15. Reporting Concerns.	15. Reportes de interés.

Understanding and acting upon any issues that exist regarding financial, accounting, and/or audit matters is an essential component to our ability to take action and ensure the highest levels of financial integrity. Employees may report any concerns regarding the company’s internal accounting controls or auditing matters by calling 1-888-279-6251 in the U.S. or on line at www.ethicspoint.com to leave a confidential message for our audit committee.
El entendimiento y la toma de acción inmediata de cualquier asunto que exista en relación con las finanzas, contabilidad y asuntos de auditoria son componentes esenciales de la habilidad de tomar acción y asegurar niveles altos de integridad. Los empleados dentro de EEUU deben reportar cualquier preocupación que tengan en relación con los controles financieros/contables o de auditoría de la empresa llamando al 1- 888-279-6251 o por Internet a www.ethicspoint.com para dejar un mensaje al Comité de Auditoría.

16. Compliance Procedures; Reporting Misconduct or Other Ethical Violations.	16. Acatamiento de procedimientos, y reporte de mala conducta u otras violaciones la é tica.

Directors, officers and employees should promptly report any unethical, dishonest or illegal behavior, or any other violation of this Code or of other Calavo policies and procedures, to our Director of Human Resources. The telephone number is 1-805-921-3201; the mailing address is 1141-A Cummings Road, Santa Paula, CA 93060; the email address is HR@CALAVO.COM. If you ever have any doubt about whether your conduct or that of another person violates this Code or compromises the Company’s reputation, please discuss the issue with your supervisor or with our Director of Human Resources or you may report any concerns regarding the Company’s internal accounting controls or auditing matters by calling 1-888-279- 6251 from the U.S. (option of English or Spanish). From Mexico you may call 001-800-840-7907 (option of Spanish or English). Both numbers allow for a confidential message to be left for our audit committee. A confidential message can also be left on line for our audit committee at www.ethicspoint.com.

Calavo’s policy is not to allow retaliation for a report of unethical, dishonest or illegal behavior, or of any other violation of this Code or of other Calavo policies and procedures, if a director, officer or employee makes the report about another person’s conduct in good faith. Directors, officers and employees are expected to cooperate in internal investigations regarding possible unethical, dishonest or illegal behavior or any
Los directores, oficiales y empleados deberán reportar oportunamente cualquier conducta unética, deshonesta o cualquier comportamiento ilegal o cualquier violación a este código o políticas y procedimiento de Calavo, a nuestro Director de Recursos Humanos. El número de teléfono es 1-805-921- 3201 o a la siguiente dirección: 1141 —A Cummings Road, Santa Paula, CA 93060. Dirija por favor su correo electrónico a: HR@CALAVO.COM

Si en algún momento tiene duda acerca su conducta o si ve que la de otras personas viola este código o compromete la reputación de la compañía, discute con su supervisor o con Recursos Humanos. Usted puede reportar sus preocupaciones en referencia a los controles internos contables o de auditoría llamando al 1-888-279-6251 dentro de EEUU; En Mexico, favor de llamar 001-800-840-7907, tendrá la opción de dejar un mensaje confidencial en ingles o en español con nuestra Comité Auditoria. Para dejar su mensaje en confidencia por Internet visite el sitio www.ethicspoint.com.

La política de Calavo es no permitir venganza por el reporte de comportamientos no éticos y deshonestos, o cualquier violación a este código u otra política o procedimiento de Calavo, cuando el reporte es hecho de buena fe por un director, oficial o empleado. Se espera que los directores, oficiales y empleados,

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 8

English Version	(Versión en Espanol) Spanish Version

other possible violation of this Code or of other Calavo policies and procedures.	cooperen con las investigaciones internas, en referencia a posible comportamiento no ético o ilegal, o cualquier violación a este código u otras políticas y procedimientos de Calavo.

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 9

The First Name in Avocados
CALAVO GROWERS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
CODIGO DE ETICA Y CONDUCTA DE CALAVO GROWERS, INC.
Annual Employee Declaration
Declaracion Annual del Empleado
If you do not have a conflict of interest to disclosure, please sign below only.
I have read and understand the Calavo Growers business conduct and ethics policy and I agree to abide by this policy. I further declare that I have no conflicts of interest to declare.
Si usted no tiene un conflicto del interés al acceso, firme por favor abajo solamente.
Yo he leído y entendido la Política de Etica y Conducta del negocio de Calavo Growers y estoy de acuerdo en cumplir con esta política. Además declaro que no tengo conflicto de intereses que declarar.

/s/ Elizabeth Nicholson Signature (Firma)	Elizabeth (“Lisa”) Nicholson, Director Printed Name and Title (Escriba nombre y posición)	February 10, 2010 Date (Fecha)

If you do have a conflict of interest to disclosure, please sign below only.
I have read and understand the Calavo Growers business conduct and ethics policy and I agree to abide by this policy. I further declare that I have the following conflicts of interest to declare as explained below.
Si usted tiene un conflicto del interés al acceso, firme por favor abajo solamente.
Yo he leído y entendido la Política de Etica y Conducta del negocio de Calavo Growers y estoy de acuerdo en cumplir con esta política. Además declaro que tengo el siguiente conflicto de intereses como explicare aquí abajo.

Signature (Firma)	Printed Name and Title (Escriba nombre y posición	Date (Fecha)

CALAVO Ethics Policy English Spanish 0209	Confidential	Page 10

EXHIBIT D
INTELLECTUAL PROPERTY ASSIGNMENT
     THIS TRADEMARK ASSIGNMENT (this “Assignment”) is made and entered into as of February 8, 2010 (“Effective Date”) by and among Calavo Salsa Lisa, LLC, a Delaware limited liability company (“Assignee”), on the one hand, and Lisa’s Salsa Company, a Minnesota corporation (“Company”), and Elizabeth Nicholson and Eric Nicholson, on the other hand (collectively, Company, Elizabeth Nicholson and Eric Nicholson are the “Assignor,” and, together with Assignee, the “Parties”).
     WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase and Contribution Agreement dated as of even date herewith (the “Agreement”); and
     WHEREAS, pursuant to the Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, the United States federally registered trademark [***], and all associated rights and goodwill (the “Trademark”).
     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree that, effective as of the date of the Agreement, Assignor hereby grants, assigns and quitclaims to Assignee, to the fullest extent possible, all of the Assignor’s right, title, and interest to the Trademark (including all rights, registrations and applications therefor for the United States and throughout the world), together with all goodwill associated with the Mark, along with the right to recover for damages and profits for past infringements thereof.
     Assignor agrees to execute and deliver, without further consideration, at the request of Assignee, all documents, instruments and assignments, and to cooperate and perform any other reasonable acts the Assignee may require in order to vest all Assignor’s right, title and interest in and to the Mark in Assignee, including to effect proper filing and recordation with the United States Patent and Trademark Office of the assignment of the Mark to Assignee, and/or to provide evidence to support any of the foregoing in the event such evidence is deemed necessary by Assignee, to the extent such evidence is in the possession or control of Assignor.
     Nothing herein contained shall itself change, amend, extend or alter (nor shall it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the Agreement in any manner whatsoever. In the event of any conflict or other difference between the Agreement and this Assignment, the provisions of the Agreement shall control.

i

     This Assignment shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to any conflicts of laws principles or provisions.
     The terms of this Assignment cannot be altered, amended, changed or modified except by an instrument in writing signed by the Parties to be bound. This Assignment may be executed in counterparts, and once so signed, such counterparts shall constitute a single original document. This Assignment is executed and delivered pursuant to and subject to the Agreement.
[SIGNATURE PAGE FOLLOWS]

ii

     IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.

ASSIGNOR:			ASSIGNEE:

LISA’S SALSA COMPANY			CALAVO SALSA LISA, LLC

By:	/s/ Elizabeth Nicholson		By:	/s/ Lecil E. Cole

	Name:	Elizabeth (“Lisa”) Nicholson		Name:	Lecil E. Cole
	Title:	President		Title:	Chief Executive Officer

By:	/s/ Elizabeth Nicholson

Elizabeth (“Lisa”) Nicholson

By:	/s/ Eric Nicholson

Eric Nicholson

i